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Exhibit 10.101

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER is entered into as of July 31, 2007, by and among MYTOGEN, INC., a Delaware corporation (the "Company"), the stockholders and holders of Stock Rights of the Company listed on Schedule I (the "Stockholders"), ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation (the "Buyer"), and ACT ACQUISITION SUB, INC., a Delaware corporation (the "Buyer Subsidiary") and a wholly-owned subsidiary of the Buyer. Certain capitalized terms used in this Agreement are defined in Exhibit A.

        In consideration of the mutual agreements contained herein, the parties agree as follows:

1.     The Merger.

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, the Buyer Subsidiary shall be merged with and into the Company and the separate corporate existence of the Buyer Subsidiary shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL"). The Buyer, Buyer Subsidiary, the Company, and the Stockholders agree that for federal income tax purposes, the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, and that they will take no position on any Tax Return, financial statement or otherwise that is inconsistent with such Tax treatment of the Merger.

        1.2    Closing.    The closing (the "Closing") under this Agreement shall take place at the offices of Pierce Atwood LLP in Boston, Massachusetts, within ten business days after the satisfaction (or waiver by the party entitled to waive) of all conditions stated in Sections 12 and 13, or at such other place or on such other date as the parties may agree in writing.

        1.3    Effective Time.    On the date of Closing, the parties shall cause a Certificate of Merger satisfying the requirements of the DGCL to be properly executed and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the acceptance for recording of the Certificate of Merger by the Secretary of State of the State of Delaware (the "Effective Time").

2.     Surviving Corporation.

        2.1    Certificate of Incorporation.    The Certificate of Incorporation of the Buyer Subsidiary in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation.

        2.2    Bylaws.    The Bylaws of the Buyer Subsidiary in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

        2.3    Board of Directors.    The Board of Directors of the Buyer Subsidiary immediately prior to the Effective Time shall become the Board of Directors of the Surviving Corporation.

        2.4    Officers.    The officers of the Buyer Subsidiary immediately prior to the Effective Time shall become the officers of the Surviving Corporation.

3.     Conversion/Cancellation of Securities.

        3.1    Buyer Subsidiary Common Stock.    The Buyer Subsidiary's outstanding capital stock consists of one class of common stock. At the Effective Time, each issued and outstanding share of Buyer Subsidiary common stock shall be converted by the Merger, without any action on the part of the holder thereof, into one hundred thousand (100,000) shares of capital stock of the Surviving Corporation.

        3.2    Company Shares.    The Company's outstanding capital stock consists of one class of common stock and one class of preferred stock (the "Company Shares"). At the Effective Time:

          (a)   each Company Share which is authorized but unissued shall be canceled and retired without paying consideration therefor; and

          (b)   each Company Share outstanding immediately before the Effective Time shall be canceled and retired, and as consideration therefor, the Stockholders identified on the Distribution Schedule (as defined below) shall receive the Merger Consideration, if any, set forth opposite their name on the Distribution Schedule.

        3.3    Company Stock Rights.    At the Effective Time, each outstanding Stock Right of the Company, whether or not then exercisable or vested, shall be terminated, without any action on the part of the holders thereof, and as consideration therefore, the holders thereof shall receive the Merger Consideration, if any, set forth opposite their name on the Distribution Schedule.

        3.4    Buyer Subsidiary Option Plan.    At the Effective Time and by operation of law, the Surviving Corporation will assume the Buyer Subsidiary Option Plan substituting options of the Surviving Corporation for options of the Buyer Subsidiary and, subject to the requirements of this Section 3.4, such plan will continue to have, and be subject to, the same terms and conditions immediately prior to the Effective Time (the "Company Plan Assumption"). As soon as practicable following the Closing and subject to the Buyer's receipt of necessary stockholder and/or board approvals, the Buyer shall assume the Buyer Subsidiary Option Plan and substitute options of the Buyer for the options of the Surviving Corporation and, subject to the requirements of this Section 3.4, such plan will continue to have, and be subject to, the same terms and conditions immediately prior to the assumption of the plan by Buyer (the "Buyer Plan Assumption"). For purposes of both the Company Plan Assumption and the Buyer Plan Assumption, the parties agree and acknowledge that the assumption of plans and the substitution of options (i) will occur solely by reason of the merger pursuant to this Agreement; (ii) shall be deemed to have occurred as of the Effective Time, and (iii) shall be completed in a manner in full satisfaction and compliance with the provisions of Internal Revenue Code Regulations Sections 1.409A-1(b)(5)(v)(D) and 1.424-1 (relating to the assumption and/or substitution of qualified and non-qualified stock options in corporate transactions) in order for such assumptions and substitutions to not result in the issuance of new options.

4.     Merger Consideration.

        4.1    Reports, Schedules and Definitions.

          (a)   Attached hereto as Exhibit 4.1 is the schedule of Liabilities of the Company as of the date hereof (the "Liability Report"), which such Liability Report identifies all Liabilities of the Company including (i) Deferred Revenues; (ii) all Liabilities of the Company related to its Employees, including severance payments, accrued vacation, accrued sick pay, expense reimbursements, accrued bonuses, accrued salary, and deferred compensation (the "Employee Liabilities"); and (iii) all Liabilities of the Company related to its Consultants (the "Consultant Liabilities"); (iv) all Liabilities arising out of the Transaction Expenses; (v) all Liabilities associated with accounts payables of the Company; and (vi) all other Liabilities of the Company, which such Liabilities identified in (i)–(vi) above do not exceed in the aggregate $1,736,120.18.

          (b)   Within three (3) business days prior to the Closing, the Company shall deliver to the Buyer a schedule (the "Current Asset Report") of all Current Assets of the Company as of the date of such Schedule (the "Adjusted Current Assets").

        4.2    The "Merger Consideration" is comprised of:

          (a)   A number of shares of Buyer Common Stock (the "Consideration Shares") equal to the difference between (i) 8,064,516 (the "Aggregate Share Number"), minus (ii) 806,452 shares of Buyer Common Stock, which number represents ten percent (10%) of the Aggregate Share

  Number (the "GenVec Consideration Shares"), which shares shall be issued directly by the Buyer to GenVec, Inc. at the Closing pursuant to Section 5.1(b); plus

          (b)   Warrants, in substantially the form attached hereto as Exhibit B, to purchase 1,500,000 shares of Buyer Common Stock at an exercise price of $0.75 per share (the "Consideration Warrants").

        The Consideration Shares and the Consideration Warrants (including any Consideration Warrants issued in accordance with Section 11.13) will be deemed "restricted" securities, and the Buyer shall have no obligation to register such Consideration Shares or Consideration Warrants (or the shares of Buyer Common Stock underlying the Consideration Warrants), except as provided in the Registration Rights Agreement.

4.3   Escrow Amount.

          (a)   At the Effective Time, the Buyer shall deposit into an escrow account (the "Escrow") with Mellon Trust of New England, N.A. (the "Escrow Agent"), the number of shares of Buyer Common Stock representing fifteen percent (15%) of the Aggregate Share Number (the "Escrow Shares"). The Escrow Shares shall be held for a period of twelve (12) months following the Effective Time pursuant to the terms of the escrow agreement substantially in the form of Exhibit C (the "Escrow Agreement") and shall be subject to claims for indemnification pursuant to Section 15. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

          (b)   The release of the Escrow Shares shall be determined pursuant to the Escrow Agreement.

5.     Distribution of Merger Consideration; Surrender of Certificates, Withholding Certificates.

        5.1    Initial Distribution.

        Simultaneously with the Effective Time, the Buyer shall deliver:

          (a)   To each Stockholder (i) the number of shares of Buyer Common Stock set forth opposite each such Stockholder's name under the heading "Initial Consideration Shares" on Schedule 5.1 hereto (such schedule is referred to herein as the "Distribution Schedule"), and/or (ii) a Consideration Warrant to purchase the number of shares of Buyer Common Stock also set forth opposite each such Stockholder's name under the heading "Consideration Warrants" on the Distribution Schedule.

          (b)   To GenVec, Inc., the GenVec Consideration Shares.

        5.2    Certificate Surrender.    Notwithstanding any other provision of this Agreement, any amount otherwise distributable by the Buyer to a Stockholder who has not theretofore surrendered to the Buyer its, his or her certificates formerly evidencing Company Shares registered in its, his or her name shall be retained by the Buyer until the surrender of such Company Share certificates to the Buyer, at which time it will be paid to such Common Stockholder. Any retained amount payable under Section 5.1 shall not bear interest. Until properly surrendered, certificates formerly evidencing Company Shares shall be deemed for all purposes to evidence only the right to receive from the Buyer the payments specified in this Section 5, along with any dividends declared on such shares of Buyer Common Stock following the Closing.

        5.3    Notice.    As soon as practicable after the Effective Time, the Stockholder Representative shall notify each Stockholder who has not already surrendered all of its, his or her certificates formerly evidencing Company Shares that the Merger has become effective and that such certificates may be surrendered to the Buyer in order to receive the consideration then payable to such Company Stockholder in accordance with this Agreement. No interest shall accrue after the Effective Time or be paid on any cash payment upon surrender of certificates that immediately prior to the Effective Time represented Company Shares.

        5.4    Nonregistered Certificate Holders.    If any part of the Merger Consideration is to be paid to a Person other than the Person in whose name the certificates surrendered in exchange therefor are registered, then it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Surviving Corporation any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not required to be paid.

        5.5    Lost, Stolen or Destroyed Certificates.    In the event any certificate formerly representing Company Shares shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the registered holder thereof or his duly authorized attorney-in-fact or legal representative, the Buyer shall distribute in exchange for such affidavit the portion of the Merger Consideration allocable to the Company Shares represented by the lost certificate, to the extent then deliverable. The Buyer may, in its sole and absolute discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer or the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        5.6    Transfer Books; No Further Ownership Rights in the Shares.    At the Closing, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Shares on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided for herein or by applicable law.

6.     Stockholder Representative.

        6.1    Nomination.    Each Stockholder hereby irrevocably nominates, constitutes and appoints Michael O'Malley as the agent and true and lawful attorney-in-fact of such Stockholder (the "Stockholder Representative"), with full power of substitution, to act in the name, place and stead of such Stockholder for purposes of executing any documents and taking any actions that the Stockholder Representative may, in his sole discretion, determine to be appropriate in connection with any of the Transaction Agreements or the Merger. Mr. O'Malley hereby accepts his appointment as Stockholder Representative.

        6.2    Authority.    Without limiting the discretion of the Stockholder Representative in Section 6.1, each Stockholder hereby grants to the Stockholder Representative full authority to execute, deliver, acknowledge, certify, file and record on behalf of such Stockholder (in the name of any or all of the Stockholders) the Escrow Agreement and any and all other documents that the Stockholder Representative may, in his sole discretion, determine to be appropriate, in such forms and containing such provisions as the Stockholder Representative may, in his sole discretion, determine to be appropriate (including any amendment to or waiver of rights under any of the Transaction Agreements). By their execution and delivery of this Agreement, and the execution and delivery of the Escrow Agreement by the Stockholder Representative on behalf of the Stockholders, each Stockholder agrees that he will be bound by the terms of the Escrow Agreement with the same force and effect as if such Stockholder had been a signatory thereto. Notwithstanding anything to the contrary contained in any of the Transaction Agreements, and without limiting the generality of the foregoing authorization granted to the Stockholder Representative, the Stockholder Representative is specifically authorized to perform, or cause to be performed, on behalf of the Stockholders, the following acts in the discretion of the Stockholder Representative:

          (a)   Perform all obligations, duties and rights of the Stockholder Representative on behalf of each Stockholder pursuant to the terms of the Escrow Agreement; and

          (b)   Engage legal, accounting and other representatives and advisors and pay their fees and expenses, provided, that the Stockholder Representative shall be entitled to reimbursement out of the Escrow for the fees and expenses of such professionals or other representatives hired in connection with the services performed by the Stockholder Representative under this Agreement or the Escrow Agreement, such amounts deducted from the Escrow to be allocated among the Stockholders with an interest in the Escrow Shares on a pro rata basis.

        6.3    Compensation.    The Stockholder Representative shall not be entitled to any compensation on account of acting in such role. Nothing in this Section 6.3 shall diminish or otherwise affect the rights of the Stockholder Representative under Section 6.4.

        6.4    Protection.

          (a)   The Stockholder Representative shall not be liable to any of the Stockholders for any error of judgment, act done or omitted by him in good faith, or mistake of fact or law, or any other act, omission or circumstance of any kind, excepting only his own actual gross negligence or willful breach of this Agreement. The Stockholder Representative shall be entitled to treat as genuine any document furnished to him and believed by him in good faith to be genuine and to have been signed and/or presented by the proper party or parties. The Stockholder Representative shall have only those duties expressly stated herein, and no others. The Stockholder Representative may consult with counsel selected by him, and, with respect to the Stockholders, will be protected in relying upon the advice of such counsel.

          (b)   The protections stated in Section 6.4(a) shall apply whether or not the Stockholders grant any approval or consent with respect to the matter in question. In addition, the Stockholder Representative will have no liability whatsoever to the Stockholders, including any liability for gross negligence or willful breach of this Agreement or the Escrow Agreement with respect to any action taken or omitted, or circumstance existing, with the written consent of Stockholders who hold at least a majority of the Company Shares on a fully diluted basis on the date of this Agreement.

          (c)   The Stockholders, severally and ratably in accordance with the Company Shares held on the date of this Agreement on a fully diluted basis, shall indemnify and hold harmless the Stockholder Representative for all Damages of whatsoever nature and by whomsoever asserted, arising out of or otherwise related to his status as Stockholder Representative or any actions taken by him in his capacity as Stockholder Representative, excepting only the Stockholder Representative's own actual gross negligence or willful breach of this Agreement. The Stockholder Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless he shall first be fully indemnified to his reasonable satisfaction by the Stockholders against any and all damages that may be incurred by him by reason of taking or continuing to take any such action.

        6.5    Reliance.    The Buyer shall be entitled, but not required, to deal exclusively with the Stockholder Representative on all matters relating to this Agreement and the Escrow Agreement (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Stockholder). Each Indemnitee shall be entitled, but not required, to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholder Representative, as fully binding upon such Stockholder.

        6.6    Power of Attorney Coupled with an Interest.    The Stockholders recognize and intend that the power of attorney granted in Section 6.1: (a) is coupled with an interest and is irrevocable, (b) may be delegated by the Stockholder Representative, and (c) shall survive the death or incapacity of any Stockholder and the dissolution of the Company.

        6.7    Successors.    In the event that the Stockholder Representative shall resign as a Stockholder Representative or shall die or become incapacitated or otherwise unable to perform his duties hereunder, the Stockholders shall elect and appoint a successor to the resigning or incapacitated

Stockholder Representative. Any such election and appointment may be made, and the Stockholder Representative may be removed or replaced, by the written consent of Stockholders who hold at least a majority of the Fully Diluted Shares on the date of this Agreement.

7.     Representations and Warranties of the Company.

        The Company represents and warrants to and for the benefit of the Indemnitees as follows; provided that each representation and warranty is qualified by any exceptions set forth in the schedule having the number corresponding to the Section containing the representation and/or warranty being qualified or such other schedule as would otherwise reasonably be expected to contain responsive disclosure (all such schedules together shall be referred to as the "Disclosure Schedule"):

        7.1    Due Organization; No Subsidiaries; Etc.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority under applicable corporate law to own, lease and operate its properties and to carry on its business. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each of the jurisdictions listed in Schedule 7.1 and in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to be so qualified or authorized would not have a Material Adverse Effect. The Company does not have any subsidiaries and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. Neither the Company nor any of its predecessors has ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

        7.2    Certificate of Incorporation and Bylaws; Records.    The Company has delivered to the Buyer accurate and complete copies of the following, each as in effect as of the date of this Agreement: (i) the Certificate of Incorporation and Bylaws of the Company, including all amendments thereto; (ii) the stock and Stock Right records of the Company; and (iii) the minutes and other records of the meetings and other proceedings, including any actions taken by written consent or otherwise without a meeting, of the stockholders of the Company, the Board of Directors of the Company and all committees of the Board of Directors of the Company. Except as set forth on Schedule 7.2, there have been no meetings or other proceedings of the stockholders of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company that are not fully reflected in such minutes or other records. Except as set forth on Schedule 7.2, the books of account, stock and Stock Right records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with sound and prudent business practices. Except as set forth on Schedule 7.2, all of the records of the Company are in the actual possession and direct control of the Company.

        7.3    Authority; Binding Nature of Agreements.    The Company has the right, power and authority to enter into and to perform its obligations under each of the Transaction Agreements to which it is or may become a party and, subject to the approval of the Merger by the Stockholders as contemplated by this Agreement, to consummate the Merger. The execution, delivery and performance by the Company of the Transaction Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Company and its Board of Directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (the "Enforceability Limitations"). Upon the execution of each of the other Transaction Agreements at the Closing and each other Transaction Agreements to which the Company will become a party, such agreements will constitute the legal, valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms, except as may be limited by the Enforceability Limitations.

        7.4    Non-Contravention; Consents.    Neither the execution and delivery by the Company of any of the Transaction Agreements nor the consummation of the Merger will directly or indirectly, with or without notice or lapse of time:

          (a)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, any of the Stockholders or any of the Assets of the Company are subject;

          (b)   contravene, conflict with or result in a violation of the provisions of the Certificate of Incorporation or Bylaws of the Company;

          (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any Employee, except the extent such contravention, conflict or violation would not have a Material Adverse Effect;

          (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract;

          (e)   give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract; or

          (f)    result in the imposition or creation of any Encumbrance upon or with respect to any of the material Assets of the Company.

Except as set forth on Schedule 7.4, the Company was not, is not or will not be legally required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Agreements or the consummation of the Merger, other than the receipt by the Company of the Consent of the requisite Stockholders to the Merger and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

        7.5    Capitalization.

          (a)   The authorized, issued and outstanding capital stock of the Company is as set forth on Schedule 7.5(a). The issued and outstanding shares are held of record and owned by the Persons and in the amounts listed in Schedule 7.5(a). There is no capital stock of the Company outstanding except as stated in Schedule 7.5(a). No action has been taken by the Company, the Board of Directors of the Company, or any Stockholder to authorize or issue any other capital stock other than the Stock Rights listed in Schedule 7.5(b). All of the capital stock listed on Schedule 7.5(a) was validly issued and fully paid and is non-assessable.

          (b)   Schedule 7.5(b) contains a list of all outstanding Stock Rights of the Company. Schedule 7.5(b) contains the names of the holders of each such Stock Right, and the exercise or conversion price of each such Stock Right. There are no Stock rights outstanding other than those listed in Schedule 7.5(b).

          (c)   Schedule 7.5(c) contains a fully diluted capitalization table of the Company reflecting all of the outstanding capital stock and Stock Rights of the Company and the holders thereof.

          (d)   Except as disclosed on Schedule 7.5(d), the Company does not have any obligation, contingent or otherwise, to purchase, redeem or otherwise acquire any capital stock, Stock Right or other security or to pay any dividend or make any distribution in respect thereof.

          (e)   No Person other than the Stockholders has any right to vote with respect to the Merger.

          (f)    There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Company.

          (g)   Among all of the Stockholders receiving the Consideration Shares pursuant to this Agreement, as of the date hereof there are, and as of the Effective Time there will be no more than thirty-five (35) such holders who are not each an "accredited investor" as such term is defined in, and as such number is calculated under, Rule 501 under the Securities Act of 1933, as amended, for purposes of their acquisition of Consideration Shares pursuant to this Agreement.

        7.6    Financial Statements.    The following financial statements are referred to collectively as the "Financial Statements": (a) the unaudited balance sheets of the Company as of December 31, 2006 and 2005, and the related statements of operations for such years; and (b) the balance sheet of the Company as of June 30, 2007 (the "Unaudited Interim Balance Sheet"), and the related statement of operations for the period then ended. Except as set forth on Schedule 7.6, when delivered to the Buyer, the Financial Statements will be accurate and complete in all material respects and will present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

        7.7    Liabilities.

          (a)   Except as and to the extent as shall be specifically disclosed in the Liability Report, the Company does not have any Liabilities of any nature.

          (b)   Schedule 7.7 provides (i) an accurate and complete breakdown and aging of the accounts payable of the Company as of June 30, 2007; (ii) an accurate and complete breakdown of any customer deposits or other deposits held by the Company as of the date of this Agreement; and (iii) an accurate and complete breakdown of all notes payable and other indebtedness of the Company as of the date of this Agreement.

          (c)   The Company has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its Assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) except as set forth on Schedule 7.7(c), taken or been the subject of any action that may have a Material Adverse Effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Agreements. To the Knowledge of the Company, none of the officers, directors or employees of the Company have been convicted of, or pleaded guilty or no contest to, any felony.

          (d)   Other than in the Ordinary Course of Business, the Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Company has never pledged any of its Assets to secure, the performance or payment of any obligation or other Liability of any other Person.

          (e)   There are no Encumbrances on any of the material Assets of the Company.

        7.8    Absence of Changes.    Except as set forth on Schedule 7.8, since June 30, 2007:

          (a)   No Material Adverse Effect has occurred, and no event has occurred that could reasonably be expected to have a Material Adverse Effect;

          (b)   There has not been any loss, damage or destruction to, or any interruption in the use of, any of the Assets of the Company, whether or not covered by insurance;

          (c)   The Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, Stock Rights or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock, Stock Rights or other securities, except in connection with the termination of employment of any Employee or the termination of the business relationship with the Company of any consultant to the Company;

          (d)   The Company has not purchased or otherwise acquired any Asset with a book value greater than $1,000;

          (e)   The Company has not entered into any lease of or license for any material Asset from any Person;

          (f)    The Company has not made any capital expenditure in excess of $5,000;

          (g)   The Company has not sold or otherwise transferred, or entered into any lease of or license for, any Asset to any Person;

          (h)   The Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness to the Company, as applicable;

          (i)    The Company has not made any loan or advance to any Person;

          (j)    The Company has not (i) established or adopted any Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, Employees or independent contractors or any other Person;

          (k)   Other than as contemplated by this Agreement or in connection with the transactions contemplated by this Agreement, no Material Contract has been amended or terminated;

          (l)    The Company has not incurred, assumed or otherwise become subject to, any Liability, other than accounts payable or other liabilities that are reflected in the Liability Report.

          (m)  The Company has not forgiven any debt or otherwise released or waived any right or claim;

          (n)   The Company has not changed any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

          (o)   The Company has not suffered any adverse change or any threat of an adverse change in its relations with, or any loss or threat of loss of, any of its material vendors, clients, customers, franchisees or distributors;

          (p)   The Company has not failed to pay or discharge when due any Liabilities;

          (q)   The Company has not instituted, settled or agreed to settle any litigation or Proceeding;

          (r)   The Company has not sold, leased or disposed of any amount of its Assets;

          (s)   The Company has not granted any Encumbrances on any of its Assets;

          (t)    The Company has not entered into any material transaction or taken any other action outside the Ordinary Course of Business, except with the Buyer;

          (u)   The Company has not made any payment that would reasonably be expected to be voidable under any section of the United States Bankruptcy Code, 11 United States Code §§ 101 et seq.; and

          (v)   The Company has not committed or offered, in writing or otherwise, to take any of the actions referred to in clauses (c) through (u) above.

        7.9    Equipment, Etc.    The Unaudited Interim Balance Sheet accurately reflects all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible Assets of the Company. Each Asset reflected on the Unaudited Interim Balance Sheet: (i) is free of defects and deficiencies and in good condition and repair, ordinary wear and tear excepted; (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements, except where such failure to comply would not have a Material Adverse Effect; and (iii) is adequate and appropriate for the uses to which it is being put.

        7.10    Title to Assets; Leases.    The Company owns, and has good and valid title to, free of any material Encumbrance, (a) all of the Assets purported to be owned by it, (b) all Assets reflected on the Unaudited Interim Balance Sheet; (c) all Assets acquired by the Company since the date of the Unaudited Interim Balance Sheet; (d) all rights of the Company under Material Contracts; and (e) all other Assets reflected in the books and records of the Company as being owned by it. Schedule 7.10 identifies all of the material Assets that are being leased or licensed to the Company, and accurate copies of all such leases or licenses have been delivered to the Buyer. The Assets of the Company will collectively constitute, as of the Closing, all of the Assets necessary to enable the Buyer to conduct the Business in the manner last actively conducted by the Company.

        7.11    Customers.    The Company has not commenced commercial sales of any products or services and has no customers.

        7.12    Real Property.    The Company has never owned any real property or any interest in real property, except for the leaseholds created under real property leases that have expired or been terminated and under the real property lease identified in Schedule 7.12 (such presently leased property, the "Leased Property"). A complete and accurate copy of the lease for the Leased Property, as currently in effect, has been delivered to Buyer.

        7.13    Intellectual Property.

          (a)   The Company exclusively owns, or is authorized to Use, all Intellectual Property Rights in and to all Company Intellectual Property sufficient for the conduct of the Business. The conduct of the Business does not require the Use of any Intellectual Property Rights not contained in the Company Intellectual Property and, to the Knowledge of the Company, there are no other items of Intellectual Property that are material to the conduct of the Business.

            (i)    Schedule 7.13(a)(i) lists all Patents and patent applications and all Trademarks, registered Copyrights, registered or unregistered trade names and service marks owned by, or licensed exclusively to, the Company, including the jurisdictions in which each item of such Company Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed, including all items of Company Intellectual Property with respect to which the Company is in the process of recording necessary assignments. To the Knowledge of the Company, all Patents, Trademarks, service marks and Copyrights registered in the name of the Company are enforceable and valid. The Company has delivered to Buyer correct and complete copies of all Patents owned by the Company, and all Contracts, licenses, sublicenses and agreements referred to in this Section 7.13(a), each as amended to date.

              (1)   Except as set forth on Schedule 7.13(a)(i)(1), (i) the Company has complied with all requirements of the United States and foreign patent offices or applicable Governmental Bodies to maintain the Company Patents, including payment of all required fees to such offices or agencies; (ii) none of the patents or patent applications included in Schedule 7.13(a)(i) is involved in any interference, reexamination, conflict or opposition proceeding, and there has been no overt threat that any such proceeding will hereafter be commenced; and (iii) none of the proprietary names or registrations or applications to use or register any proprietary names included in the Trademarks included in Schedule 7.13(a)(i) is involved in any opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, and there has been no overt threat that any such proceeding will hereafter be commenced. The Company has no Knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures which could invalidate the Company Patents or any material claim thereof, or of any conduct the result of which could render the Company Patents or any material claim thereof invalid or unenforceable.

              (2)   Schedule 7.13(a)(i)(2) sets forth a complete and accurate list of all third parties with whom any discussions have been held regarding possible enforcement, sale and/or license of the Company Patents, or other arrangement involving exploitation of the Company Patents. Neither the Company nor its Affiliates has accused any other Person of infringing the Company Patents or proposed in writing to any other Person that it should consider taking a license to any Company Patent. To the Knowledge of the Company no third Person is infringing, misappropriating or violating any Company Intellectual Property, and no action is presently planned or pending by the Company against any Person to protect or enforce any right or interest in any Company Intellectual Property.

              (3)   Except as set forth on Schedule 7.13(a)(i)(3), the original, first and joint inventors of the subject matter claimed in the Company Patents are properly represented in the Company Patents, and the applicable statutes governing marking of Products covered by the inventions in the Company Patents have been fully complied with. All rights to Company Intellectual Property included in the Company Patents have been assigned to the Company by the applicable inventors or prior owners, and such assignments have been recorded with the appropriate Governmental Body.

            (ii)   The Company has not granted to any Person, and no Person (including any independent contractors who have performed services related to the Business) other than the Company and the Company holds any, rights in any of the Company Owned Intellectual Property. Except as set forth on Schedule 7.13(a)(ii), the Company has not granted to any Person, and no Person, including any independent contractors who have performed services related to the Business, other than the Company and the Company holds any, licenses to Use any of the Company Owned Intellectual Property.

            (iii)  Schedule 7.13(a)(iii) lists all licenses, sublicenses and other Contracts pursuant to which the Company is authorized to Use any Intellectual Property of third Persons, including for the Use of any Product or Service, or the Use of any product or service currently under development ("Third-Person Intellectual Property"). Schedule 7.13(a)(iii) also provides a brief description of any present or future royalty or payment obligations for any Third-Person Intellectual Property.

            (iv)  The Company is not a party to any oral license, sublicense or other Contract that, if reduced to written form, would be required to be listed in any schedule under this Section 7.13(a).

          (b)   With respect to each item of Company Owned Intellectual Property: (i) other than common law Trademarks, and subject to such rights as have been granted by the Company under non-exclusive license agreements, joint development agreements or other Contracts entered into by the Company, copies of which have previously been delivered to the Buyer and are listed on Schedule 7.13(b), the Company possesses all right, title and interest in and to such item; and (ii) such item is not subject to any outstanding Order that interferes with the conduct of the Business, nor subject to a challenge to the legality, validity, enforceability, Use or ownership of such item.

          (c)   With respect to each item of Third-Person Intellectual Property listed in Schedule 7.13(a)(iii): (i) the license, sublicense or other Contract covering such item is, with respect to the Company and, to the Company's Knowledge, with respect to other parties thereto, legal, valid, binding, enforceable and in full force and effect with respect to each party thereto; (ii) the Company is not and, to the Company's Knowledge, no other party to such license, sublicense or other Contract is, in breach or default thereunder, and no event has occurred which, with notice or lapse of time, could reasonably be expected to constitute a breach or default by the Company or permit termination, modification or acceleration thereunder by the other party thereto; (iii) to the Company's Knowledge, the underlying item of Third-Person Intellectual Property is not subject to any outstanding Order to which the Company is a party or has been named that interferes with the conduct of the Business, nor subject to any other outstanding Order that interferes with the conduct of the Business; and (iv) to the Company's Knowledge, all Intellectual Property Rights included in the Third-Person Intellectual Property have been assigned by the applicable inventors or prior owners to the third Person that is a party to the license, sublicense or Contract covering such Third-Person Intellectual Property, and all such assignments have been recorded with the appropriate Governmental Body.

          (d)   The Company has not (i) been named in any Proceeding as to which it has been served with process that involves (A) a claim of infringement, misappropriation or breach of any Intellectual Property Rights of any other Person or (B) a breach of any obligations of any kind to any other Person relating in any way to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property; (ii) received any notice alleging any such claim of infringement, misappropriation or breach; or (iii) received any other notice of any adverse claim against or relating to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property, including but not limited to claims of invalidity, co-authorship, co-inventorship or co-ownership of the Company Intellectual

  Property or any Intellectual Property that was formerly Company Intellectual Property; and (iv) the Company is unaware of the threat of any Proceeding against the Company based upon or challenging or seeking to deny or restrict the Use by Company of any of the Company Intellectual Property, or alleging that any Service provided by, processes used by, or products manufactured or sold by the Company infringe or misappropriate and Intellectual Property Right of any third Person. The Company has delivered to the Buyer correct and complete copies of any such Proceedings and notices that are in writing. To the Knowledge of the Company, the manufacturing, marketing, licensing or sale of the Products and the performance of the Services, the Use of the Company Owned Intellectual Property and the Company's Use of the Third Person Intellectual Property, do not currently infringe, and have not infringed, any Intellectual Property Rights of any other Person and do not constitute and have not constituted a breach of any obligation of the Company of any kind to any other Person. To the Knowledge of the Company, none of the Company Owned Intellectual Property is being infringed by activities, products or services of any other Person. The Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property. The Company has not entered into any covenant not to compete or any Contract limiting or purporting to limit the ability of the Company to exploit fully any Company Owned Intellectual Property or to transact business in any market or geographical area or with any Person. The Company has, and the Buyer will acquire at the Closing, the right to Use the Trademarks, trade names and service marks listed on Schedule 7.13(d).

          (e)   The execution and delivery of this Agreement by the Company and the consummation of the Merger: (i) will not breach, violate or conflict with any Intellectual Property Rights or other rights of any kind of any third Person; (ii) will not cause the forfeiture or termination of any rights with respect to Third-Person Intellectual Property incorporated in or bundled with the Company Intellectual Property or used in connection with the conduct of the Business or any product or service currently under development; and (iii) will not in any way impair the right of the Buyer or any of its Affiliates to Use any Third-Person Intellectual Property included in the Company Intellectual Property. None of the Company's rights in and to the Company Intellectual Property is subject to any Contract pursuant to which those rights may not be transferable pursuant to this Agreement.

          (f)    Except for Third-Person Intellectual Property included in the Company Intellectual Property for which the Company has valid, non-exclusive licenses that are disclosed in Schedule 7.13(a)(iii) and that are adequate for the conduct of the Business, except as set forth on Schedule 7.13(f), the Company is the sole and exclusive owner, with all right, title and interest in and to, all Company Intellectual Property, free and clear of any Encumbrances, and has sole and exclusive rights to the Use thereof and is not contractually obligated to pay any compensation to any third Person in respect thereof.

          (g)   The Company has taken reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and their property rights in, all Company Owned Intellectual Property. Schedule 7.13(g) sets forth a list of all Persons involved in the development of any portion of the Company Owned Intellectual Property, whether as employees or consultants to the Company, parties to joint development agreements or otherwise. Except as set forth on Schedule 7.13(g), each of the Persons listed on Schedule 7.13(g) and each current and former officer, employee and consultant of the Company has executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment to the Company of all Intellectual Property Rights arising from the services performed for the Company by such Person, copies of which have been delivered to the Buyer. No current or prior officers, employees or consultants of the Company claim or have claimed any ownership interest in any Company Owned Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to the Company, or otherwise. All Company Owned Intellectual Property has been developed by Employees of the Company within the course and scope of their employment or by independent contractors pursuant to Company Contracts in which they have assigned all of their interests in such Company Owned Intellectual Property to the Company.

          (h)   Schedule 7.13(h) lists all funding sources used in the development of the Company Owned Intellectual Property. No part of the Company Owned Intellectual Property or any Intellectual Property that was formerly Company Owned Intellectual Property was developed pursuant to any Contract with any Person. No government funding or university or college facilities were used in the development of any Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.

          (i)    The Company has not been in violation of, and is in compliance with, the Export Administration Act of 1979, as amended, and all regulations promulgated thereunder.

        7.14    Contracts.

          (a)   Schedule 7.14(a) identifies each Company Contract, except for any Immaterial Contract. All of the Company Contracts identified on Schedule 7.14(a)(i) are Immaterial Contracts. The Company has delivered to the Buyer accurate and complete copies of all Contracts identified in Schedule 7.14(a), including all amendments thereto. Each such Contract is valid and in full force and effect.

          (b)   Except as set forth on Schedule 7.14(b), to the Knowledge of the Company, no Person has Breached, or declared or committed any default under, any Company Contract required to be listed on Schedule 7.14(a) (the "Material Contracts"). Except as set forth on Schedule 7.14(b), no event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time, (i) result in a material Breach by the Company or, to the Knowledge of the Company, any other Person of any of the provisions of any Material Contract, (ii) give the Company or, to the Knowledge of the Company, any other Person the right to declare a material default or exercise any remedy under any Material Contract, (iii) give the Company or, to the Knowledge of the Company, any other Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give the Company or, to the Knowledge of the Company, any other Person the right to cancel, terminate or modify any Material Contract. Except as set forth in Schedule 7.14(b), the Company has not received any notice or other communication, in writing or otherwise, regarding any actual, alleged, possible or potential material Breach of, or default under, any Material Contract by the Company or, to the Knowledge of the Company, any other Person.

          (c)   Except as set forth on Schedule 7.14(c), the Company has not materially Breached, or declared or committed any default under, any Material Contract.

          (d)   Except as contemplated in this Agreement or in connection with the transactions contemplated hereby, neither the Company nor any other Person is renegotiating, or has the right to renegotiate, any amount paid or payable to or by the Company under any Material Contract or any other term or provision of any Material Contract.

          (e)   The Company has no Knowledge of any basis upon which any party to any Material Contract may object to the performance of such contract by the Buyer or the Surviving Corporation, or the assignment to the Buyer of any right under such Contract.

          (f)    The Material Contracts collectively constitute all of the contracts necessary to enable the Company to conduct the Business in the manner last actively conducted by the Company.

        7.15    Compliance with Legal Requirements.

          (a)   The Company is, and at all times has been, in compliance in all material respects with each Legal Requirement that is presently applicable to it or to the conduct of its Business or the ownership or use of any of its Assets, and the Company's activities related to the manufacture, testing, distribution, holding and/or marketing of each product or product candidate subject to the United States Food and Drug Administration's (the "FDA") jurisdiction under the Federal Food,

  Drug and Cosmetic Act (the "FDCA") are in compliance with all Legal Requirements under the FDCA that are presently applicable to the Company, including, but not limited to, those relating to sponsor obligations for products with an investigational devise exemption, premarket clearance, good manufacturing practices, labeling, advertising, record keeping and filing of reports, in each case with respect to the foregoing, that any failure to comply would not have a Material Adverse Effect.

          (b)   No event has occurred, and no condition or circumstance exists, that might, with or without notice or lapse of time, constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, in each case with respect to the foregoing that any failure to comply would not have a Material Adverse Effect.

          (c)   The Company has not received any notice or other communication, in writing or otherwise, from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement. To the Knowledge of the Company, no Governmental Body has proposed or is considering any Legal Requirement that does not apply similarly to the business of the Buyer and that, if adopted or otherwise put into effect, (i) could reasonably be anticipated to have a Material Adverse Effect or adversely affect the ability of the Company or the Stockholders to comply with or perform any covenant or obligation under any of the Transaction Agreements, or (ii) could reasonably be expected to prevent, delay, make illegal or interfere with the Merger.

        7.16    Governmental Authorizations.    Schedule 7.16 identifies: (A) each Governmental Authorization that is held by the Company; and (B) each other Governmental Authorization that, to the Knowledge of the Company, is held by any Employee, Stockholder or Related Party is necessary to the conduct of the Business. The Company has delivered to the Buyer accurate and complete copies of all of the Governmental Authorizations identified in Schedule 7.16 (each, a "Disclosable Governmental Authorization"), including all renewals thereof and all amendments thereto. Each Disclosable Governmental Authorization is valid and in full force and effect.

          (a)   The Company is and has at all times been in compliance in all material respects with all of the terms and requirements of each Disclosable Governmental Authorization applicable to it. To the Company's Knowledge, no event has occurred, and no condition or circumstance exists, that might, with or without notice or lapse of time, (i) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Disclosable Governmental Authorization, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Disclosable Governmental Authorization.

          (b)   The Company has not ever received any notice or other communication, in writing or otherwise, from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Disclosable Governmental Authorization, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Disclosable Governmental Authorization.

          (c)   All applications required to have been filed for the renewal of the Disclosable Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Disclosable Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

          (d)   The Disclosable Governmental Authorizations constitute all of the Governmental Authorizations necessary (i) to enable the Company to conduct its Business as it is presently conducted, and (ii) to permit the Company to own and use its Assets in the manner in which they are currently owned and used.

        7.17    Tax Matters.

          (a)   The Company has properly completed and filed, within the time and in the manner prescribed by law, all Tax Returns. Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and, to the extent required, each such Tax has been paid to the appropriate Governmental Body.

          (b)   Schedule 7.17 accurately identifies each examination or audit of any Tax Return of the Company that has been conducted by a Governmental Body. The Company has delivered to the Buyer accurate and complete copies of all audit reports and similar documents relating to such Tax Returns.

          (c)   The Company has not requested nor been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any Tax or Tax Return with respect thereto.

          (d)   No claim or other Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to any notice of deficiency or similar document received by the Company.

          (e)   The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar Legal Requirements) by reason of a change in accounting method, nor does the Company have any Knowledge that the IRS (or other Governmental Body) has proposed, or is considering, any such change in accounting method.

          (f)    There is no plan or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

          (g)   The Company does not have any Liability for the Taxes of any other corporation (i) under Treasury Regulation Section 1.1502-6 (or any similar Legal Requirement), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

          (h)   The Company has delivered to (or made available for inspection by) the Buyer accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to the Company. The information contained in such Tax Returns is accurate and complete in all respects.

        7.18    Employee and Labor Matters.

          (a)   Schedule 7.18(a) accurately sets forth, with respect to each employee of the Company (including those who were terminated on or about April 25, 2007) (each an "Employee"): (i) the name and most recent title of such Employee; (ii) the aggregate dollar amounts of the compensation, including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type, received by such Employee from the Company with respect to services performed in 2006; (iii) such Employee's annualized salary presently or immediately prior to the Company's termination of such Employee; (iv) the number of hours of sick time that such Employee had accrued as of the date of this Agreement or the date such Employee was terminated (as applicable), if any, and the aggregate dollar amount thereof; and (v) the number of hours of vacation time that such Employee had accrued as of the date of this Agreement or the date such Employee was terminated (as applicable) and the aggregate dollar amount thereof.

          (b)   Schedule 7.18(b) accurately identifies each former employee of the Company who is receiving or is currently scheduled to receive, or whose spouse or other dependent is currently receiving or is scheduled to receive, any benefits from the Company relating to such former employee's employment with the Company, and Schedule 7.18(b) accurately describes such benefits.

          (c)   Except as set forth in Schedule 7.18(c) or Schedule 7.4, the Company is not a party to or bound by, and has never been a party to or bound by, any term employment contract or any union contract, collective bargaining agreement or similar Contract.

          (d)   Except as set forth on Schedule 7.18(d), no Employee is entitled to severance pay or other benefits following the termination of such Employee or upon the execution and delivery of this Agreement or the consummation of the Merger. The Company has delivered to the Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

          (e)   All Employees of the Company other than Jonathan Dinsmore were terminated as of April 25, 2007 and no such Employees have been rehired by the Company. Further, except as set forth on Schedule 7.18(e), the Company (as constituted prior to the Closing) has paid all amounts required by any Legal Requirement to be paid to such Employees, including but not limited to (i) pay in lieu of notice, termination pay, severance pay, accrued vacation pay and all other outstanding amounts, and (ii) all wages, bonuses, sick leave, pensions, source deductions and other remuneration benefits for all such Employees accruing up to and including the date of termination; provided, however, the Company (as constituted prior to the Closing) shall have no obligation to pay the Employees any of those Employee Liabilities disclosed on the Liability Report, which the Buyer and/or the Surviving Corporation has agreed to satisfy by (A) the payment of cash, (B) the issuance of options or shares of Surviving Corporation Common Stock under the Buyer Subsidiary Option Plan, or (C) a combination of (A) and (B), in each case, as summarized and contemplated by the Employee Compensation Schedule.

          (f)    The Company is not engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Buyer or any of the Employees, and no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

          (g)   Schedule 7.18(g) sets forth the name of, and a general description of the services performed by, each independent contractor or consultant to whom the Company has made or owes any payment of any nature since January 1, 2006.

          (h)   Except as set forth on Schedule 7.18(h), all current and former Employees, consultants, officers, directors and Stockholders of the Company that have had access to any portion of the Company Intellectual Property are parties to a written agreement ("Proprietary Information Agreement") under which each such Person generally (i) is obligated to disclose and transfer to the Company without the receipt by such Person of any additional value therefor, other than normal salary or fees for consulting services, all inventions, developments and discoveries that, during the period of employment with or performance of services for the Company, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for the Company may be concerned, or relate to or are connected with the Business, products or projects of the Company, including the Company Intellectual Property, or involve the use of the time, material or facilities of the Company, and (ii) is obligated to maintain the confidentiality of proprietary information of the Company. To the Knowledge of the Company, no current or former Employee, consultant, officer or director of the Company has breached any provision of any Proprietary Information Agreement.

        7.19    Benefit Plans; ERISA.

          (a)   Schedule 7.19 lists all Benefit Plans currently established and maintained by the Company. The Company has, with respect to each such plan, delivered to Buyer true and complete copies of: (i) all plan texts and agreements and related trust agreements, insurance policies and service provider agreements; (ii) all summary plan descriptions and summaries of material modifications for the past three years; (iii) the three most recent annual reports (including all schedules thereto); (iv) the most recent annual audit; (v) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the IRS by the Benefit Plan or its prototype sponsor; and (vi) all material communications with any Governmental Body (including the U.S. Department of Labor and the IRS).

          (b)   With respect to each Benefit Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could, directly, or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any Material Liability under ERISA, the Code or any other applicable law, except Liability for benefits claims and funding obligations payable in the ordinary course.

          (c)   Each Benefit Plan conforms to, and its administration is in compliance with, all applicable Legal Requirements, and each such plan has been administered in accordance with its terms, except to the extent that any such failure to be in compliance would not have a Material Adverse Effect.

          (d)   No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Benefit Plan as to which the Company or any Benefit Plan could incur a material Liability.

          (e)   The Company and each of its Affiliates have made all payments due from them to date with respect to each Benefit Plan.

          (f)    The Company does not have any Benefit Plans that are subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

          (g)   There are no Proceedings pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the Assets of any Benefit Plan, and no Benefit Plan is under examination or audit by any government agency, including the IRS and Department of Labor. Each Benefit Plan that is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code and each such plan has been amended and is operated to comply with all tax qualification requirements including those referred to as "GUST" (which includes the Uruguay Round Agreement Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997 and the IRS Restructuring and Reform Act of 1998). No event has occurred that has resulted or is likely to result in the revocation of such determination or that requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

          (h)   The Company does not have any deferred compensation plan or executive retirement plan.

          (i)    Each Benefit Plan that is a "group health plan" (as defined in Section 607(l) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar Legal Requirement.

          (j)    There are no Welfare Plans that provide for benefits to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by COBRA, the cost of which is fully payable by each such current or former employee or his or her dependents.

          (k)   The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of the Company to severance pay or any other payment under any Benefit Plan; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of the Company under any Benefit Plan; (iii) alone or in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code; or (iv) constitute or involve a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

          (l)    As of the date of this Agreement, the Company and any entity with which the Company could be considered a single employer under 29 U.S.C. section 2101(a)(1) or under any relevant case law, has not incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the date of this Agreement, will not incur any such Liability if, during such 90-day period, only terminations of employment in the normal course of operations occur.

        7.20    Environmental Matters.

          (a)   The Company is in compliance with all applicable Environmental Laws and the requirements of its Environmental Permits, except to the extent any such failure to comply would not have a Material Adverse Effect.

          (b)   The Company has not generated, used, treated or stored on, or transported to or from, the Real Property any Hazardous Materials during the Company's occupancy of the Real Property except in compliance with applicable Environmental Laws.

          (c)   During the Company's occupancy of the Real Property, there has been no Release of any Hazardous Materials originating on the Real Property, except in compliance with Applicable Law, and, to the Company's Knowledge, there was no such Release originating on the Real Property prior to the Company's occupancy.

          (d)   The Company has disposed of all wastes, including those containing any Hazardous Materials, in material compliance with all applicable Environmental Laws, and the Company has not received any written notice or claim of Liability for any release or threatened release of Hazardous Materials on or from any waste disposal site that has received such waste materials generated by the Company.

          (e)   All Environmental Permits required for the Company's operations at the Real Property have been obtained and are in effect, and there are no pending applications for issuance or renewal of any Environmental Permit for the Company's operations conducted at the Real Property.

          (f)    To the Company's Knowledge, none of the Real Property is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any list maintained by any Governmental Body of sites that may require remediation. To the Company's Knowledge, none of the Real Property is the subject of any Environmental Claim.

          (g)   To the Company's knowledge, the Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA, on the CERCLIS or on any list maintained by any Governmental Body of sites that may require remediation.

          (h)   To the Company's Knowledge, there have not been any underground storage tanks located on the Real Property during the Company's occupancy.

          (i)    With respect to the Real Property, the Company has provided all existing reports, surveys, investigations, integrity tests, soil sampling and analyses, of which the Company has Knowledge and possession (whether commissioned by the Company or otherwise), relating in any way to the physical condition of the Real Property as relevant to the Company's compliance with applicable Environmental Law.

          (j)    The Company has not received any written notice or claim of Liability under any Environmental Law, including any pending or threatened Encumbrances imposed by a Governmental Body that has incurred response costs on the Real Property presently occupied by the Company.

        7.21    [Intentionally omitted.]

        7.22    Insurance.

          (a)   Schedule 7.22 identifies each insurance policy covering comprehensive liability and other risks that the Company has in force and identifies coverage limits for each such policy. Each of such policies are of the type and in such amounts as are reasonable. Each of such policies is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent, financially sound and reputable.

          (b)   Schedule 7.22 identifies each insurance claim made by the Company since January 1, 2006. No event has occurred, and no condition or circumstance exists, that might, to the Company's Knowledge, with or without notice or lapse of time, directly or indirectly give rise to or serve as a basis for any such insurance claim. The Company has not received: (i) any written communication regarding the actual or possible cancellation or invalidation of any of its insurance policies or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of such policies; (ii) any written communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of its insurance policies; or (iii) any written communication that the issuer of any of its insurance policies may be unwilling or unable to perform any of its obligations thereunder.

        7.23    Related Party Transactions.    Except as set forth on Schedule 7.23, no Related Party has any direct or indirect interest of any nature in any of the Assets of the Company, including any Company Intellectual Property. Except as set forth on Schedule 7.23, no Related Party is, or has at any time been, indebted to the Company. No Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing of any nature involving the Company. To the Knowledge of the Company, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company. Except as set forth on Schedule 7.23, no Related Party has any claim or right against the Company. Except as set forth on Schedule 7.23, no event has occurred, and no condition or circumstance exists, that might, with or without notice or lapse of time, directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

        7.24    Certain Payments, Etc.    The Company has not, and no officer, Employee, agent or other Person associated with or acting for or on behalf of the Company has, directly or indirectly (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment, whether or not lawful, to any Person, or provided, whether lawfully or unlawfully, any favor or anything of value, whether in the form of property or services, or in any other form, to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; (f) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (g) agreed, committed or offered, in writing or otherwise, to take any of the actions described in clauses (a) through (f) above.

        7.25    Proceedings; Orders.    Except as set forth on Schedule 7.25, there is no pending Proceeding, and neither the Company or, to the Knowledge of the Company, any other Person has threatened to commence any Proceeding: (i) that involves the Company or that otherwise relates to or might affect the Business, whether or not the Company is named as a party thereto; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or interfering with, the Merger. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth on Schedule 7.25, no Proceeding has ever been commenced by or against the Company. There is no Order to which the Company or any of the Assets of the Company is subject; and none of the Stockholders or any other Related Party is subject to any Order that relates to the Business or to any of the Assets of the Company. To the Knowledge of the Company, no Employee is subject to any Order that may prohibit the Employee from engaging in or continuing any conduct, activity or practice relating to the Business. To the knowledge of the Company, there is no proposed Order that, if issued or otherwise put into effect, (i) could reasonably be expected to have a Material Adverse Effect or adversely affect the ability of any Stockholder or the Company to comply with or perform any covenant or obligation under any of the Transaction

Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

        7.26    Board of Directors Approval; Shareholder Disclosure.    The Board of Directors of the Company has approved this Agreement and recommended this Agreement to the Stockholders. Such approval and recommendation have not been modified or withdrawn and are in full force and effect on the date of this Agreement.

        7.27    Brokers.    The Company has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with the Merger.

        7.28    Accounts Receivable.    The Company has no accounts receivable.

        7.29    Bank Accounts.    Schedule 7.29 is a true and complete list of the name of each bank or other financial institution in which the Company has an account, deposit or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

        7.30    Full Disclosure.    None of the Transaction Agreements contains or will contain any untrue statement of material fact with respect to the Company, and none of the Transaction Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information with respect to the Company contained therein not misleading in any material respect. All of the information set forth in the Disclosure Schedule is accurate and complete in all material respect.

8.     Representations and Warranties of the Stockholders.

        Each Stockholder hereby severally and not jointly, and only as to himself, represents and warrants to the Buyer as of the Closing Date as follows:

        8.1    Authority.    The Stockholder has all requisite power and authority to execute and deliver the Transaction Agreements to which he is a party (the "Stockholder Agreements") and to consummate the transactions contemplated under the Stockholder Agreements. The execution, delivery and performance of the Stockholder Agreements and the consummation of the transactions contemplated thereby have been duly authorized by the Stockholder, if applicable. The Stockholder Agreements have been duly executed and delivered by the Stockholder and constitute legal, valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their terms, except as may be limited by the Enforceability Limitations. The execution and delivery of the Stockholder Agreements by the Stockholder and the consummation by the Stockholder of the transactions contemplated thereby and compliance by the Stockholder with the provisions of the Stockholder Agreements do not and will not (i) require any filing with, or Consent of, any Governmental Body, (ii) conflict with, or result in any Breach of (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties of the Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of any Contract to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties may be bound, or (iii) violate any Legal Requirement or Order applicable to the Stockholder or any of the Stockholder's properties.

        8.2    Ownership of Shares.    The Stockholder owns as of the Closing Date, of record or beneficially, the Company Shares identified as owned by such Stockholder on Schedule 7.5(a) and the Stock Rights of the Company identified as owned by such Stockholder on Schedule 7.5(b). The Stockholder has valid title to such Company Shares and Stock Rights, free and clear of any Encumbrances.

        8.3    Brokers.    No Person is entitled to any broker's, finder's, investment banking, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

9.     Representations and Warranties of the Stockholder Representative.

        The Stockholder Representative represents and warrants, to and for the benefit of the Buyer, that he has the absolute and unrestricted right, power and authority to enter into and perform his obligations under this Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the Stockholder Representative, enforceable against him in accordance with their terms, except as may be limited by the Enforceability Limitations.

10.   Representations and Warranties of the Buyer and Buyer Subsidiary.

        The Buyer and the Buyer Subsidiary represents and warrants, to and for the benefit of the Company, as follows:

        10.1    Due Organization.

          (a)   The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority under applicable corporate law to own, lease and operate its properties and to carry on its business.

          (b)   The Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority under applicable corporate law to own, lease and operate its properties and to carry on its business.

        10.2    Authority; Binding Nature of Agreements.

          (a)   The Buyer has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Buyer have been duly authorized by all necessary action on the part of the Buyer. The Buyer has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the other Transaction Agreements to which it is a party (each, a "Buyer Agreement"), and the execution, delivery and performance of the Buyer Agreements by the Buyer have been duly authorized by all necessary action on the part of the Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by the Enforceability Limitations. Upon the execution and delivery of the other Buyer Agreements at the Closing, each Buyer Agreement will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by the Enforceability Limitations.

          (b)   The Buyer Subsidiary has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Buyer Subsidiary have been duly authorized by all necessary action on the part of the Buyer Subsidiary. The Buyer Subsidiary has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the other Transaction Agreements to which it is a party (each, a "Buyer Subsidiary Agreement"), and the execution, delivery and performance of the Buyer Subsidiary Agreements by the Buyer Subsidiary have been duly authorized by all necessary action on the part of the Buyer Subsidiary. This Agreement constitutes the legal, valid and binding obligation of the Buyer Subsidiary, enforceable against the Buyer Subsidiary in accordance with its terms, except as may be limited by the Enforceability Limitations. Upon the execution and delivery of the Buyer Subsidiary Agreements at the Closing, each Buyer Subsidiary Agreement will constitute the legal, valid and binding obligation of the Buyer Subsidiary, enforceable against the Buyer Subsidiary in accordance with its terms, except as may be limited by the Enforceability Limitations.

        10.3    Brokers.    Except as set forth on Schedule 10.3, no Person is entitled to any broker's, finder's, investment banking, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or the Buyer Subsidiary.

        10.4    Buyer Common Stock.    Subject to Section 4.2, the shares of Buyer Common Stock to be issued as the Consideration Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of all Encumbrances.

        10.5    Compliance With Laws.    The Buyer and each of the Buyer's Subsidiaries is in compliance with all applicable statutes, laws and regulations with respect to the conduct of its business as currently conducted, and the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Buyer.

        10.6    Interim Operations of the Buyer Subsidiary.    The Buyer Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

11.   Covenants.

        11.1    Access and Investigation.    The Company shall ensure that, at all times during the Pre-Closing Period: (a) the Company and its Representatives provide the Buyer and its Representatives with reasonable access to the Company's and the Company's Representatives, personnel, customers, facilities and Assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its respective businesses during normal business hours; (b) the Company and its Representatives provide the Buyer and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its respective businesses as the Buyer may reasonably request; (c) the Company and its Representatives compile and provide the Buyer and its Representatives with such additional financial, operating and other data and information relating to the Company and its Business (including technical, legal, regulatory, financial, fiscal and employment issues) as the Buyer may reasonably request; and (d) the Company and its Representatives shall use commercially reasonable efforts to cooperate with Buyer in communicating with any and all Governmental Bodies regarding the Merger.

        11.2    Operation of Business.    The Company shall ensure that, during the Pre-Closing Period, except with the prior consent of the Buyer:

          (a)   the Company conducts its operations exclusively in the Ordinary Course of Business, except for such activities reasonably required in connection with the performance of this Agreement;

          (b)   the Company (i) preserves intact its current business organization, (ii) maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, Employees, independent contractors and other Persons having business relationships with the Company, and (iii) promptly repairs, restores or replaces any material Assets that are destroyed or damaged;

          (c)   the Company keeps in full force all insurance policies described in Section 7.22 or suitable replacements thereto;

          (d)   the officers of the Company confer regularly with the Buyer concerning material operational matters and otherwise report regularly to the Buyer concerning the status of materials matters related to the Company's Business, condition (financial or other), Assets, Liabilities, operations, financial performance and prospects;

          (e)   the Company does not sell or otherwise issue any shares of capital stock or any other securities (other than in connection with the exercise of any Stock Rights outstanding on the date hereof);

          (f)    the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (g)   the Company does not enter into or permit any of its Assets to become bound by any Material Contract or otherwise subject to any Encumbrance;

          (h)   the Company does not commence or settle any Proceeding;

          (i)    the Company does not hire any new Employee;

          (j)    the Company does not enter into any transaction or take any other action that might make untrue as of the Closing any representation or warranty made by the Company herein; and

          (k)   the Company does not agree, commit or offer, in writing or otherwise, to take any of the actions described in clauses (e) through (j) of this Section 11.2.

        11.3    Filings and Consents.    The Company shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Merger are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Company and its Representatives cooperate with the Buyer and the Buyer's Representatives, and prepare and make available such documents and take such other actions as the Buyer may reasonably request in connection with any filing, notice or Consent that the Buyer is required or reasonably elects to make, give or obtain.

        11.4    Notification; Updates to Disclosure Schedule.    During the Pre-Closing Period, the Company shall promptly notify the Buyer in writing of: (a) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material Breach of any Representation; (b) any event, condition, fact or circumstance that occurs, arises or exists during the Pre-Closing Period and that could cause or constitute a material Breach of any Representation if (i) such Representation had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any material Breach of any covenant or obligation of the Company; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 11 or Section 12 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 11.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to the Buyer an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether any condition set forth in Section 12 has been satisfied.

        11.5    Commercially Reasonable Efforts.    During the Pre-Closing Period, the Company shall use its commercially reasonable efforts to cause the conditions set forth in Section 13 to be satisfied on a timely basis. During the Pre-Closing Period, the Buyer and the Buyer Subsidiary shall use their commercially reasonable efforts to cause the conditions set forth in Section 14 to be satisfied.

        11.6    Confidentiality.    Unless otherwise required by law (including applicable securities laws which will likely require the Buyer to file a Current Report on Form 8-K in connection with the execution oft his Agreement and/or the Closing of the transactions contemplated hereby), neither the Buyer nor the Company will disclose or comment on this Agreement, its terms, or other matters relating to this Agreement and the transactions contemplated herein, without the prior written consent of the other, except that subsequent to the date of the public announcement of the transactions contemplated this Agreement, either party may respond to the press, and (ii) may communicate internally to its employees and partners, and (iii) may communicate to clients, but only of such response or communications portrays Buyer and Company in a positive manner.

        11.7    No-Shop.    Prior to the Closing, the Company shall not directly or indirectly, and shall not authorize or permit any of its subsidiaries or any of its or their directors, officers, employees, agents or representatives to, directly or indirectly: (i) solicit, initiate, facilitate or encourage any inquiries or the making of any proposal or offer with respect to any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, or any purchase or sale of its assets or any purchase or sale of (with the exception of ongoing financing discussions with potential investors), or tender or exchange offer for its equity securities that, in each case, if consummated, would result in it terminating this Agreement or abandoning or failing to consummate the transaction contemplated by this Agreement (an "Alternative Transaction"), (ii) negotiate with any person or entity with respect to any Alternative Transaction, (iii) enter into any agreement, arrangement or understanding requiring it to consummate an Alternative Transaction, terminate this Agreement or abandon or fail to consummate the transaction contemplated by this Agreement, or (iv) accept an Alternative Transaction.

        11.8    Modification of Lease and GenVec Agreement.    Prior to the Closing, the Company shall use commercially reasonable efforts to assist in the Buyer's efforts to have both (i) the lease of the Real Property (which is being assumed by the Buyer Subsidiary in connection with the Merger) and (ii) that certain agreement by and between the Company and GenVec, Inc., modified to the reasonable satisfaction of the Buyer as of the Closing Date.

        11.9    Further Actions.    From and after the Closing, all parties to this Agreement shall cooperate with the other parties and their respective Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as any other party may reasonably request to effectuate the intent of this Agreement.

        11.10    Publicity.    Without limiting the generality of anything contained in Section 11.6, the Company shall use commercially reasonable efforts to ensure that, other than as required to comply with applicable securities or corporate Legal Requirements at all times: (a) no press release or other publicity concerning the Merger is issued or otherwise disseminated by or on behalf of the Stockholders, the Company, or its Representatives without the Buyer's prior written consent; (b) the Stockholders, the Company, and its Representatives continue to keep the existence and terms of this Agreement and the other Transaction Agreements strictly confidential; and (c) the Stockholders and the Company keep strictly confidential, and not use or disclose to any other Person, any non-public document or other information that relates directly or indirectly to the Company, the Buyer or any Affiliate of the Buyer.

        11.11    Indemnification.    The Buyer shall not, for a period of five years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. The Buyer shall not terminate any tail policy under the Company's directors' and officers' liability insurance presently in effect or acquired by the Company prior to Closing in accordance with the terms hereof.

        11.12    Post-Closing Employee Arrangements.    The Surviving Corporation and/or the Buyer shall, in connection with the Closing, be responsible for all Employee Liabilities identified on the Liability Report up to the amount reported with respect to each of the Employee Liabilities, and the Buyer agrees to satisfy such Employee Liabilities and issue additional equity compensation with respect to each certain Employees (including the Continuing Employees) by (A) the payment of cash, (B) the issuance of non-qualified options or shares of Company Common Stock under the Buyer Subsidiary Option Plan, or (C) a combination of (A) and (B), in each case, as contemplated by the Employee Compensation Schedule.

        11.13    Financing.    Within ninety (90) days of the date of this Agreement (the "Financing Period"), the Buyer shall obtain a minimum of $3 million in equity or debt (or any combination thereof) financing to fund working capital requirements of the Buyer. In the event the Buyer is unable to obtain such financing during the Financing Period pursuant to this Section 11.13, the Buyer shall increase the aggregate number of shares of Warrant Stock (as that term is defined in the Consideration

Warrant) from 1,500,000 shares of Warrant Stock to 2,500,000 shares of Warrant Stock. The Buyer will issue additional Consideration Warrants exercisable for such 1,000,000 additional shares of Warrant Stock to the Stockholders in the amounts specified in a schedule to be delivered by the Stockholder Representative (the "Additional Warrant Schedule") to the Buyer prior to Closing. The additional Consideration Warrants will have the same terms and provisions as the Consideration Warrants issued at the Closing. The Stockholders will indemnify and hold harmless the Buyer on account of any claim from any Stockholder or other Person with respect to the issuance by the Buyer of the additional Consideration Warrants in accordance with the Additional Warrant Schedule.

12.   Conditions Precedent to the Buyer's and the Buyer Subsidiary's Obligation to Close.

        The obligation of the Buyer and the Buyer Subsidiary to consummate the Merger at the Closing is subject to the fulfillment, on or prior to the Closing, of each of the following conditions, any of which may be waived by the Buyer, in whole or in part, in writing:

        12.1    Accuracy of Representations.    The representations and warranties of the Company and the Stockholders contained in this Agreement to the extent qualified by "material," "Material Adverse Effect" or similar materiality type qualifications shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date). The representations and warranties of the Company contained in this Agreement that are not so qualified by "material," "Material Adverse Effect" or similar materiality type qualifications shall be true and correct at and as of the Closing Date as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        12.2    Performance of Obligations.    All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing, considered collectively, and each of such covenants and obligations, considered individually, shall have been duly complied with and performed in all material respects.

        12.3    Stockholder Approvals.

          (a)   The Stockholders shall have unanimously voted in favor of or otherwise approved this Agreement and the Merger.

          (b)   All Stockholders shall have approved in writing the Distribution Schedule.

          (c)   The requisite Stockholders shall have approved in writing any necessary amendments and/or waivers with respect to the Company's Certificate of Incorporation and/or Stock Rights (or documents memorializing the same) reasonably determined by the Buyer to be necessary to permit the execution of this Agreement and the consummation of the transactions contemplated hereby.

        12.4    Release of Encumbrances.    The Buyer shall have received evidence satisfactory to it of the release of all material Encumbrances on any of the Assets of the Company.

        12.5    No Material Adverse Change.    No Material Adverse Effect shall have occurred since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such Material Adverse Effect.

        12.6    Company Closing Certificate.    The Company shall execute and deliver to the Buyer a certificate (the "Company Closing Certificate") that (a) each of the conditions set forth in Section 12.1 and 12.2 has been satisfied in all respects; and (b) except as expressly set forth in the Company Closing Certificate, each of the conditions set forth in Sections 12.3, 12.4, 12.5, 12.7, 12.8, 12.9, 12.10, 12.11, and 12.12 has been satisfied in all respects.

        12.7    Documents.

          (a)   The Buyer shall have received opinion letters, dated as of the Closing, from each of Choate, Hall & Stewart LLP and Lewis and Roca LLP, substantially in the forms attached hereto as Exhibits D and E, respectively.

          (b)   The Company and the Stockholder Representative on behalf of each Stockholder shall have executed and delivered the Escrow Agreement and the Registration Rights Agreement, substantially in the form attached hereto as Exhibit F.

          (c)   The Buyer shall have received (i) employment acceptance letters in a form acceptable to the Buyer and each Continuing Employee from each of the Employees listed on Schedule 16.1(a) on the general terms and conditions of one of the equity/cash compensation alternatives identified on the Employee Compensation Schedule, (ii) executed employment agreements for Jonathan Dinsmore in a form acceptable to the Buyer and Jonathon Dinsmore, (iii) executed consulting agreements in a form acceptable to the Buyer and from each Consultant, and (iv) subject to Section 7.18 evidence in a form reasonably satisfactory to the Buyer that, to the extent that the actual amount of the Employee Liabilities on the Closing Date exceed those Employee Liabilities identified on the Liability Report, the Company (as constituted prior to the Closing) has paid all such Employee Liabilities in excess of the amounts reported as Employee Liabilities on the Liability Report, including amounts required by any Legal Requirement to be paid to its Employees, including pay in lieu of notice, termination pay, severance pay, accrued vacation pay, all wages, bonuses, sick leave, pensions, source deductions and other remuneration benefits for all Employees accruing up to and including the date of termination for such Employees.

          (d)   The Company shall deliver to the Buyer the Employee Confidential Information, Invention and Non-Competition Agreements substantially in the form of Exhibit G, executed by each Continuing Employee indicated on Schedule 16.1(a).

          (e)   The Company shall deliver to the Buyer the employee releases substantially in the form of Exhibits H (the "Employee Release") and the stockholder releases substantially in the form of Exhibits I (the "Stockholder Release"), executed by each Continuing Employee and each Stockholder, respectively.

          (f)    The Company shall deliver to the Buyer in a form reasonably satisfactory to Buyer accredited investor questionnaires completed by each Stockholder receiving Merger Consideration as contemplated by the Distribution Schedule.

          (g)   The Company shall deliver to the Buyer in a form reasonably satisfactory to Buyer evidence that the convertible bridge notes issued by the Company in December 2006 have been amended and/or modified to provide for their satisfaction in exchange for the Consideration Shares and/or Consideration Warrants allocated to the holders of such notes as set forth on the Distribution Schedule.

          (h)   The Company shall deliver to the Buyer in a form reasonably satisfactory to Buyer evidence that all outstanding Stock Rights of the Company (i) have been or will be cancelled as of the Effective Time or (ii) will be cancelled upon receipt by the Stockholders of the Merger Consideration set forth on the Distribution Schedule.

          (i)    The Buyer shall be in receipt of the Consultant FDA Certification executed by Dr. Nabil Dib substantially in the form attached hereto as Exhibit K.

          (j)    The Buyer shall have received such documents as the Buyer may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company; (ii) evidencing the compliance by the Company with, or the performance by the Company of, any covenant or obligation set forth in this Agreement; (iii) evidencing the satisfaction of any condition set forth in this Section 12; or (iv) otherwise facilitating the consummation of the Merger and the purposes of this Agreement and the other Transaction Agreements.

        12.8    No Proceedings.    Since the date of this Agreement, there shall not have been commenced or threatened any Proceeding (a) against the Company seeking material damages or equitable, injunctive or other relief, or (b) against the Company, the Buyer, or any Person affiliated with the Company or the Buyer, that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

        12.9    No Conflict, Etc.    The consummation of the Merger will not, directly or indirectly, with or without notice or lapse of time, contravene or conflict with or result in a violation of, or cause the Company, the Buyer or any Person affiliated with the Buyer to suffer any adverse consequence under, any applicable Legal Requirement or Order.

        12.10    Financial Statements.    The Company shall have delivered the Financial Statements to the Buyer.

        12.11    Modification of GenVec Agreement.    The Buyer shall have entered into an agreement(s), in a form satisfactory to Buyer in Buyer's sole discretion, with GenVec, Inc. with respect to the waiver and/or modification of certain royalty payments and other rights of GenVec, Inc. that exist in the Company's agreement(s) with GenVec, Inc. The Company shall have delivered to the Buyer executed releases and/or terminations relating to all Encumbrances, if any, with respect to any Company Owned Intellectual Property, including but not limited to any security interests granted to GenVec, Inc., and any liens or other Encumbrances on file with the United States or any other foreign patent office.

        12.12    Modification of Lease.    The Buyer shall have entered into an agreement(s), in a form satisfactory to Buyer in Buyer's sole discretion, with the landlord with respect to (i) the pre-Closing Liabilities associated with the Real Property, and (ii) the post-Closing leasing arrangement relating to the Real Property.

13.   Conditions Precedent to the Company's Obligation to Close.

        The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Company, in whole or in part, in writing:

        13.1    Accuracy of Representations.    All of the representations and warranties made by the Buyer and the Buyer Subsidiary in this Agreement, considered collectively, and each of such representations and warranties, considered individually, shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing as if made at the Closing.

        13.2    Performance of Obligations.    All of the covenants and obligations that the Buyer is required to comply with or to perform at or prior to the Closing, considered collectively, and each of such covenants and obligations, considered individually, shall have been duly complied with and performed in all material respects.

        13.3    Closing Certificate.    The Buyer shall execute and deliver to the Company a certificate certifying that each of the conditions set forth in Sections 13.1 and 13.2 has been satisfied in all respects.

        13.4    No Proceedings.    Since the date of this Agreement, there shall not have been commenced or threatened against the Company or the Buyer, or against any Person affiliated with the Company or the Buyer, any Proceeding that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

        13.5    Receipt of Documents.    The Company shall have received such customary documents as the Company may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Buyer; (ii) evidencing the compliance by the Buyer with, or the performance by the Buyer of, any covenant or obligation set forth in this Agreement; (iii) evidencing the satisfaction of any condition set forth in this Section 12; or (iv) otherwise facilitating the consummation of the Merger and the purposes of this Agreement and the other Transaction Agreements. Failure of the Stockholder Representative to request any such documents at least two business days in advance of the Closing Date shall be deemed a waiver of Company's right to receive any such documentation.

14.   Termination.

        14.1    Termination Events.    This Agreement may be terminated prior to the Closing:

          (a)   by the Buyer, in its sole discretion, if (i) there is a material Breach of any Representation, covenant or obligation of the Stockholders or the Company and such Breach shall not have been cured within five days after the delivery of notice thereof to the Company; or (ii) the Buyer reasonably determines that the timely satisfaction of any condition set forth in Section 12 has become impossible or impractical, other than as a result of any failure on the part of the Buyer or the Buyer Subsidiary to comply with or perform its covenants and obligations set forth in this Agreement.

          (b)   by the Company if (i) there is a material Breach of any representation, warranty, covenant or obligation of the Buyer or the Buyer Subsidiary and such Breach shall not have been cured within five days after the delivery of notice thereof to the Buyer, or (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Section 13 has become impossible or impractical, other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement; or

          (c)   by the mutual written consent of the Buyer and the Company.

        14.2    Termination Procedures.    A party shall terminate this Agreement by delivering to the other party written notice of such termination setting forth a brief description of the basis of such termination.

        14.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 14.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 11.6, 14.3, 14.4, 15 and 17.

        14.4    Termination Rights Not Exclusive.    The termination rights provided in Section 14.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 14.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise, whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise.

15.   Indemnification, Defense of Claims.

        15.1    Survival of Representations and Covenants.

          (a)   The representations and warranties of the Company and the Stockholders set forth in or made pursuant to this Agreement, including in the Disclosure Schedule and the Company Closing Certificate, or any other Transaction Agreement (each, a "Representation"), and the representations and warranties of the Buyer and the Buyer Subsidiary set forth in this Agreement, shall survive: (i) the Closing; (ii) any sale or other disposition of any or all of the Surviving Corporation or the Assets of the Surviving Corporation by the Buyer; and (iii) the death or dissolution of any party to this Agreement, and shall remain in full force and effect and shall survive for twelve (12) months after the Closing.

          (b)   If a Claim Notice relating to any Representation is given to the Stockholder Representative on or prior to the end of the applicable survival period set forth in Section 15.1(a), then, notwithstanding anything to the contrary contained in this Section 15.1, such Representation shall not so expire, but rather shall remain in full force and effect until such time as each and every claim, including any indemnification claim asserted by any Indemnitee under Section 15.2, that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such Representation has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Stockholder Representative and the Buyer or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

          (c)   Notwithstanding anything to the contrary contained in Section 15.1(b) (and without limiting the generality of anything contained in Section 15.1(a)), if any Stockholder or the Company had Knowledge, on or prior to the Closing, of any circumstance that constituted or that could have reasonably been expected to give rise to any Breach of any Representation, then such Representation shall not expire, but rather shall remain in full force and effect for an unlimited period of time, regardless of whether any Claim Notice relating to such Representation is ever given.

          (d)   For purposes of this Agreement, a "Claim Notice" relating to a particular Representation, covenant or obligation shall be deemed to have been given if an Indemnitee, acting in good faith, delivers to the Stockholder Representative a written notice stating that such Indemnitee believes, or a third Person asserts, that there is or has been a possible Breach of such Representation, covenant or obligation and containing (i) a brief description of the circumstances supporting such Indemnitee's belief (or such third Person's assertion) that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible or asserted Breach.

        15.2    Indemnification by the Stockholders and the Company.

          (a)   The Stockholders, severally and not jointly, and, prior to the Closing, the Company, shall hold harmless and indemnify each Indemnitee from and against, and shall compensate and reimburse each Indemnitee for, any Damages that are actually suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time, regardless of whether or not such Damages relate to any third-Person claim, and that arise from or as a result of, or are connected with:

            (i)    any Breach of any Representation;

            (ii)   any Breach of any covenant or obligation made by the Stockholders or the Company in this Agreement or any of the other Transaction Agreements;

            (iii)  any Liability to which the Buyer or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to the operation by the Company of its Business prior to the Effective Time, other than Liabilities set forth on the Liability Report; notwithstanding the foregoing, in the event that (i) the Buyer or any of the other Indemnitees become subject to any Liability arising out of or relating to a Liability identified on a particular line item of the Liability Report, and (ii) the actual amount of any such Liability exceeds the reported amount of such Liability identified on the applicable line item of the Liability Report, the Buyer and any of the other Indemnitees shall be indemnified by the Stockholders for such excess amount in accordance with the terms of this Section 15;

            (iv)  any Liability of the Company not otherwise included on the Liability Report for any Tax arising in or attributable to any period ending on or before the Closing Date;

            (v)   any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clauses (i) through (iv) above, including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 15.

        15.3    Exclusivity of Indemnification Remedies.    The indemnification remedies and other remedies provided in this Section 15 shall be deemed to be the sole and exclusive remedy for any claim arising under this Agreement.

        15.4    Limitations on Indemnification.

          (a)   The aggregate liability of the Stockholders for indemnification pursuant to this Section 15 shall be limited to $1,000,000. Such obligation to indemnify the Buyer shall be satisfied first from the Escrow Shares as provided in Section 15.4(c), with the remainder, if any, to be borne by the Stockholders on a pro-rata basis and allocated among the Stockholders based upon the ratio of (A) the number of Consideration Shares received by each such Stockholder at the Closing, to (B) the total number of Consideration Shares issued to all of the Stockholders at the Closing (the "Individual Cap").

          (b)   Notwithstanding anything to the contrary in this Agreement or otherwise, the aggregate liability of the Company and the Stockholders for indemnification pursuant to this Section 15 shall be unlimited with respect to claims for indemnification regarding (i) the Company's intentional or willful Breach of this Agreement or of any Representation, covenant or obligation, or (ii) acts of fraud by the Company or the Stockholder.

          (c)   After the Effective Time, the Buyer shall seek recourse for any claim for indemnification under this Section 15 first against the Escrow Shares. To the extent that Buyer seeks recourse for a claim against the Escrow Shares, and such claim is paid with the Escrow Shares, then, for purposes of such payment, such shares shall be valued at $0.62 per share. In the event that the Buyer seeks recourse for such claim directly against the Stockholders as permitted by Sections 15.4(a) and 15.4(b), the liability of the Stockholders shall be several and shall be allocated among each Stockholder based upon the ratio of (A) the number of Consideration Shares received by each such Stockholder at the Closing, to (B) the total number of Consideration Shares issued to all of the Stockholders at the Closing.

          (d)   Neither the Company nor the Stockholders shall be required to indemnify an Indemnitee pursuant to this Section 15 until such time as the aggregate amount of Damages for which the Indemnitees are otherwise entitled to indemnification pursuant to this Agreement exceeds $10,000, at which time the Company and the Stockholders shall be obligated to indemnify the Indemnitees for the full amount of such Damages, subject to the limitations of this Section 15.4. The threshold limits imposed by this Section 15.4(d) shall not apply to any Damages arising out of or in connection with (i) the Company's intentional or willful Breach of this Agreement or any Representation, covenant or obligation, (ii) acts of fraud by the Company or any Stockholder or (iii) any Breach of any Representation, covenant or obligation if the Company or any Stockholder had Knowledge, on or prior to the Closing, of any circumstance that constituted or that gave rise or could have been expected to give rise, directly or indirectly, to such Breach.

        15.5    Defense of Third Party Claims.

          (a)   An Indemnitee shall give written notification to the Stockholder Representative of the commencement of any third-Person claim that would, in the Buyer's good faith assessment, give rise to a claim for indemnification pursuant to this Section 15. Such notification shall be given within fifteen (15) days after receipt by the Indemnitee of notice of such third-Person action, and shall describe in reasonable detail (to the extent known by the Indemnitee) the facts constituting the basis for such third-Person action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnitee in so notifying the Stockholder Representative shall relieve the Stockholders of any liability or obligation hereunder except to the extent of any Damages caused by or arising out of such delay or failure. The Buyer shall have the right to assume the defense of any claim or Proceeding, whether against the Company, any of the Stockholders, the Buyer, any Indemnitee or any other Person, with respect to which the Stockholders may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 15. The Buyer shall have the right, at its election, to designate the Stockholder Representative to assume the defense of such claim or Proceeding.

        If the Stockholder Representative assumes the defense of any such claim or Proceeding:

            (i)    the Stockholder Representative shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to the Buyer;

            (ii)   the Stockholder Representative shall, upon request, make available to the Buyer any non-privileged documents and materials in the possession of the Stockholder Representative that may be necessary to the defense of such claim or Proceeding;

            (iii)  the Stockholder Representative shall keep the Buyer and its Representatives informed of all material developments and events relating to such claim or Proceeding;

            (iv)  the Buyer shall have the right to participate in the defense of such claim or Proceeding at its own expense;

            (v)   the Stockholder Representative shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); and

            (vi)  the Buyer may at any time, notwithstanding the prior designation of the Stockholder Representative to assume the defense of such claim or Proceeding, assume the defense of such claim or Proceeding.

        If the Buyer assumes the defense of any such claim or Proceeding:

            (i)    the Stockholder Representative shall, upon request, make available to the Buyer any documents and materials in his possession or control that may be necessary to the defense of such claim or Proceeding;

            (ii)   the Buyer shall keep the Stockholder Representative informed of all material developments and events relating to such claim or Proceeding; and

            (iii)  the Buyer shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed.

          (b)   In order to seek indemnification under this Section 15, an Indemnitee shall deliver a Claim Notice to the Stockholder Representative, on behalf of the Stockholders, with a copy of the Claim Notice to the Escrow Agent to the extent the Indemnitee is seeking recourse against the Escrow Shares.

          (c)   Within twenty (20) days after delivery of a Claim Notice, the Stockholder Representative, on behalf of the Stockholders, shall deliver to the Indemnitee a response, in which the Stockholder Representative, on behalf of the Stockholders, shall: (i) agree that the Indemnitee is entitled to receive the full amount of the Damages claimed by the Indemnitee in the Claim Notice (the "Claimed Amount") (to the extent the Indemnitee is seeking recourse against the Escrow Shares, the response shall be accompanied by a written notice delivered to the Escrow Agent instructing the Escrow Agent to disburse the Claimed Amount to the Indemnitee); (ii) agree that the Indemnitee is entitled to receive the a portion of the Claimed Amount (the "Agreed Amount") (to the extent the Indemnitee is seeking recourse against the Escrow Shares, the response shall be accompanied a written notice to the Escrow Agent instructing the Escrow Agent to disburse the Agreed Amount to the Indemnitee; or (iii) dispute that the Indemnitee is entitled to receive any of the Claimed Amount.

          (d)   During the 30-day period following the delivery of the response required in Section 15.5(c) above that reflects a dispute, the Stockholder Representative, on behalf of the Stockholders, and the Indemnitee shall use good faith efforts to resolve the dispute. If the dispute is not resolved within such 30-day period, such dispute shall be resolved in accordance with Section 17.8. Promptly following resolution of any such dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), the Stockholder Representative, on behalf of the Stockholders, and the Buyer shall, to the extent the Indemnitee is seeking recourse against the Escrow Shares, deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be disbursed to the Buyer (or any other Indemnitee) and/or the Stockholders (which notice shall be consistent with the terms of the resolution of the dispute).

          (e)   The Stockholder Representatives shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Section 15. The Stockholder Representatives shall have no liability to any Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Section 15. All actions taken by the Stockholder Representative pursuant to this Section 15 shall be taken on behalf of the Stockholders.

          (f)    To the extent the Stockholders shall become liable to indemnify the Buyer for any Claimed Amount and the Buyer shall have fully proceeded against the Escrow Shares and shall then be entitled to proceed directly against the Stockholders, the Stockholders shall be entitled to settle any such indemnification obligations, in whole or in part, by tendering back to the Buyer shares of Buyer Common Stock, which shares shall, for such purpose, be valued at $0.62 per share.

        15.6    Right to Indemnification Not Affected by Knowledge.    The Representations, covenants and obligations of the Stockholders, and the rights and remedies that may be exercised by the Indemnitees based on such Representations, covenants and obligations, will not be limited or affected by any investigation conducted by any Indemnitee, or any knowledge acquired by any Indemnitee (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such Representation, covenant or obligation.

        15.7    Expense of Defense of Claims.    All expenses relating to the defense of a claim or Proceeding for which indemnification pursuant to this Section 15 is claimed, whether or not incurred by an Indemnitee, shall be borne and paid exclusively by the Stockholders.

16.   Employment/Consulting Matters.

        16.1    Offers.

          (a)   Offers of Employment.    The Employees listed on Schedule 16.1(a) have been contacted by the Buyer or a representative of the Buyer for the purpose of making offers of new employment with the Buyer, subject to satisfactory background checks and confirmation of immigration status. Each Employee who actually begins employment with the Surviving Corporation after the Closing Date in accordance with the foregoing is hereafter referred to as a

  "Continuing Employee." The employment of the Continuing Employees by the Company (as constituted on a post-Closing basis) or the Buyer shall commence at 12:01 a.m. on the day after the Closing Date. The Continuing Employees will, except as set forth in any employment arrangements with any such individuals, be employed by the Surviving Corporation on an at-will basis and otherwise on mutually satisfactory terms of employment determined by the Buyer and the Continuing Employees on an individual basis. The specific terms and conditions with respect to (i) the payment of back-pay for employment services performed by each such Continuing Employee prior to the Effective Time, and (ii) the equity being offered to each of the Continuing Employees on a post-Closing basis, are described in more detail in the Employee Compensation Schedule.

          (b)   Offers of Consulting Arrangements.    Buyer shall contact the consultants listed on Schedule 16.1(b) (the "Consultants") for the purpose of making offers of new consulting arrangements with the Company (as constituted on a post-Closing basis), subject to mutual agreement between the Buyer and the Consultant. Any such new consulting agreements shall expressly provide that they expressly amend and fully replace any consulting arrangements between such Consultant and the Company that were in effect prior to the Effective Time.

        16.2    Benefits of Continuing Employees.    Coverage for the Continuing Employees under the Buyer's benefit plans and programs shall commence as of 12:01 a.m. on the day after the Closing Date. Buyer shall, to the maximum extent permitted under Buyer's benefit plans and programs, ensure that all Continuing Employees are given full credit for their service to the Company prior to the Effective Time for purposes of determining eligibility to participate in, vesting, accrual or any other benefit in any of Buyer's benefit plans or programs. In addition, the Buyer shall use commercially reasonable efforts to waive, or caused to be waived, any limitations on benefits relating to pre-existing conditions to the maximum extent permitted under Buyer's benefit plans and programs and recognize for purposes of annual deductible and out-of-pocket limits under its medial and dental plans all such amounts already expended by any Continuing Employee in fiscal year 2007 or otherwise, as applicable, under the Company's benefit plans and programs as in effect prior to the Effective Time.

        16.3    Required Agreements.    Each Continuing Employee shall be required to execute and deliver to the Buyer, on or prior to the Closing, (a) an employee acceptance letter, (b) an Employee Release in substantially the form attached hereto as Exhibit H, (c) an Employee Confidential Information, Invention and Non-Competition Agreement substantially in the form attached hereto as Exhibit G, and (d) such agreements and documents as the Buyer requires generally of its employees, or which the Buyer otherwise reasonably requests.

        16.4    No Right to Continued Employment or Benefits.    No provision in this Agreement shall create any third-Person beneficiary or other right in any Person (except the Indemnitees), including any beneficiary or dependent thereof, for any reason, including, in respect of employment with the Buyer (or the Company as constituted on a post-Closing basis) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by the Buyer. Except as otherwise expressly provided, the Buyer (and the Company as constituted on a post-Closing basis) is not under any obligation to hire any Employee, provide any Employee with any particular benefits, or make any payments or provide any benefits to Employees whom the Buyer chooses not to employ.

        16.5    FICA, Employment Taxes.    The Company shall be responsible for all FICA, payroll and employment Taxes relating to each Employee through the transition of his or her employment with the Company as provided in this Section 16. The Buyer shall be responsible for all FICA, payroll and employment Taxes relating to the Continuing Employees commencing at 12:01 a.m. on the day after the Closing Date.

        16.6    Benefit Plans.

          (a)   Effective immediately preceding the Closing Date, the Company will terminate any and all Benefit Plans of the Company then remaining in effect, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement. On or prior to the Closing Date, the Company will provide Buyer with evidence that its Benefit Plan(s) have been terminated pursuant to resolutions of the Company's Board of Directors. The Company also shall take such other actions in furtherance of terminating such Benefit Plans as Buyer may reasonably require.

          (b)   The Company agrees and acknowledges that, in the event that, after the date of this Agreement, it ceases to provide any group health plan to any Employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(b)), it shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable, and (ii) all information necessary or appropriate for Buyer to offer continuation coverage to such M&A Qualified Beneficiaries.

17.   Miscellaneous Provisions.

        17.1    Further Assurances.    Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request, prior to, at or after the Closing, for the purpose of carrying out or evidencing the Merger.

        17.2    Fees and Expenses.    None of the Parties shall have any obligation to pay any of the fees and expenses of any other Party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts ("Transaction Expenses"), it being understood and agreed that all such Transaction Expenses not identified in the Liability Report will be Liabilities of the Company (as constituted prior to the Closing) for purposes of this Agreement and the Buyer and the Buyer Subsidiary shall have no liability with respect to the same.

        17.3    Attorneys' Fees.    If any Proceeding relating to any of the Transaction Agreements or the enforcement of any provision of any of the Transaction Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

        17.4    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered, by hand, by registered mail, by courier or express delivery service, by facsimile, or by e-mail to the address or facsimile telephone number set forth beneath the name of such party below, or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto:

        if to a Stockholder, to the address set forth on Schedule 7.5(a):

with a copy to:	Choate, Hall & Stewart LLP Two International Place Boston MA 02110 Attention: William B. Asher, Esq. Facsimile: (617) 248-4000 E-mail: washer@choate.com
if to the Company:	Mytogen, Inc. 96 - 13th Street Charlestown Navy Yard Charlestown, MA 02129 Attention: Dr. Jonathan H. Dinsmore Facsimile: (617) 242-0070 E-mail: jdinsmore@mytogen.com
with a copy to:	Choate, Hall & Stewart LLP Two International Place Boston MA 02110 Attention: William B. Asher, Esq. Facsimile: (617) 248-4000 E-mail: washer@choate.com if to the Stockholder Representative:
Point Financial 30 S. 51st Street, Suite A-130 Phoenix, AZ 85044 Attention: Michael O'Malley Facsimile: (480) 785-1117 E-mail: momalley@pointfin.com
with a copy to:	Choate, Hall & Stewart LLP Two International Place Boston MA 02110 Attention: William B. Asher, Esq. Facsimile: (617) 248-4000 E-mail: washer@choate.com
if to the Buyer:	Advanced Cell Technology, Inc. 1201 Harbor Parkway Alameda, CA 94502 Attention: Jonathan Atzen Facsimile: (310) 481-5121 E-mail: jatzen@advancedcell.com
with a copy to:	Pierce Atwood LLP One Monument Square Portland, ME 04101 Attention: Christopher E. Howard, Esq. Facsimile: (207) 791-1335 E-mail: choward@pierceatwood.com

        17.5    Time of the Essence.    Time is of the essence in this Agreement.

        17.6    Headings.    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        17.7    Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

        17.8    Governing Law; Venue.

          (a)   This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws.

          (b)   Unless otherwise explicitly provided in this Agreement, any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Suffolk County in the Commonwealth of Massachusetts. Each Party:

            (i)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Suffolk County, and each appellate court located in the Commonwealth of Massachusetts, in connection with any such Proceeding;

            (ii)   agrees that each state and federal court located in Suffolk County shall be deemed to be a convenient forum; and

            (iii)  agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding commenced in any state or federal court located in Suffolk County, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

            (c)   The Stockholders and the Company agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Stockholders and the Company (in each case to the extent already a party to such Proceeding) in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

        17.9    Successors and Assigns; Parties in Interest.

            (a)   This Agreement shall be binding upon: each Stockholder and such Stockholder's personal representatives, executors, administrators, estate, heirs, successors and assigns, if any; and the Buyer and its successors and assigns, if any. This Agreement shall inure to the benefit of: the Company, the Stockholders, the Buyer, the other Indemnitees, and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.

            (b)   Following the Closing, the Buyer may freely assign any or all of its rights under this Agreement, including its indemnification rights under Section 15, in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Neither the Company nor any Stockholder shall be permitted to assign any of his or its rights or delegate any of his or its obligations under this Agreement without the Buyer's prior written consent.

        17.10    Remedies Cumulative; Specific Performance.    Except as otherwise explicitly provided in this Agreement, the rights and remedies of the parties hereto shall be cumulative, and not alternative. The Stockholders and the Company agree that: (a) in the event of any Breach or threatened Breach by any Stockholder or the Company of any covenant, obligation or other provision set forth in this Agreement, the Buyer shall be entitled, in addition to any other remedy that may be available to it, to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the Buyer nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

        17.11    Waiver.

          (a)   No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b)   No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, condition or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        17.12    Amendments.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Buyer and the Company prior to the Closing, or the Stockholder Representative and the Buyer after the Closing.

        17.13    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        17.14    Entire Agreement.    The Transaction Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including the Letter of Intent (except as it may be incorporated by reference in this Agreement).

        17.15    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement, Exhibits to this Agreement and Schedules to this Agreement.

[Signature Page Follows]

        The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

MYTOGEN, INC., a Delaware corporation
By:	/s/ JONATHAN H. DINSMORE Jonathan H. Dinsmore, President
ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation
By:	/s/ WILLIAM M. CALDWELL, IC
Title:	President
ACT ACQUISITION SUB, INC., a Delaware corporation
By:	/s/ WILLIAM M. CALDWELL, IC
Title:	Chief Executive Officer
STOCKHOLDER REPRESENTATIVE
/s/ MICHAEL O'MALLEY Name: Michael O'Malley
STOCKHOLDER
By:
Name:
Title:

[Stockholder Signature Page to Agreement and Plan of Merger]

LIST OF EXHIBITS AND SCHEDULES

Exhibit 4.1—Liability Report

Schedule 5.1—Distribution Schedule

Exhibit A—Certain Definitions

Exhibit B—Form of Warrant

Exhibit C—Form of Escrow Agreement

Exhibit D—Form of Choate Opinion

Exhibit E—Form of Lewis and Roca Opinion

Exhibit F—Form of Registration Rights Agreement

Exhibit G—Form of Employee Confidential Information, Invention and Non-Competition Agreement

Exhibit H—Form of Employee Release

Exhibit I—Form of Stockholder Release

Exhibit J—Employee Compensation Schedule

Exhibit K—Consultant FDA Certification

Exhibit A
CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Additional Warrant Schedule.    Section 11.13.

        Adjusted Current Assets.    Section 4.1(b).

        Affiliates.    Any Person controlling, controlled by or under common control with any other Person, such control being exercised through the ownership or control, directly or indirectly, of more than 40% of the voting power of the shares entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter, provided that such Person shall be considered an Affiliate of that party only during the time such ownership or control exists.

        Aggregate Share Number.    Section 4.2(a).

        Agreed Amount.    Section 15.5(c).

        Agreement.    The Agreement and Plan of Merger to which this Exhibit A is attached, including the Disclosure Schedule and this Exhibit A, as it may be amended from time to time.

        Alternative Transaction.    Section 11.7.

        Assets.    Any kind of property, asset or right, whether real, personal or mixed, tangible or intangible, wherever located (including money), and any interest therein.

        Benefit Plan.    Any employee benefit plan, arrangement, policy or commitment, whether or not an employee benefit plan within the meaning of section 3(3) of ERISA, including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent Liability.

        Breach.    There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach, including any inadvertent or innocent breach, of, or any failure, including any inadvertent failure, to comply with or perform, such representation, warranty, covenant, obligation or other provision and the term "Breach" shall be deemed to refer to any such inaccuracy, breach or failure. When used as a verb, it shall mean to cause or suffer a Breach.

        Business.    The business of the Company, as conducted or contemplated to be conducted immediately prior to the cessation of the normal Business operations of the Company, which occurred on or about April 30, 2007.

        Buyer.    Preamble.

        Buyer Common Stock.    The common stock of the Buyer, par value $.001 per share.

        Buyer Plan Assumption.    Section 3.4.

        Buyer Subsidiary Option Plan.    The option plan created by the Buyer Subsidiary prior to the Effective Time and assumed by the Company in connection with the consumation of the Merger.

        CERCLA.    See definition of "Environmental Laws."

        Claim Notice.    Section 15.1(c).

        Claimed Amount.    Section 15.5(c).

        Closing.    Section 1.2.

        Closing Date.    The date on which the Closing occurs.

        COBRA.    The provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

        Code.    The Internal Revenue Code of 1986, as amended.

        Commonly Controlled Entity.    Any entity which is under common control with the Company within the meaning of Section 414(b), (c), (m), (o) or (t) of the Code.

        Company.    Preamble.

        Company Closing Certificate.    Section 12.7.

        Company Contract.    Any Contract: (a) to which the Company is a party; (b) by which the Company or any of its Assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

        Company Intellectual Property.    Any Intellectual Property owned by, licensed to, used by, marketed by, incorporated in products or services of or being developed by the Company.

        Company Owned Intellectual Property.    Company Intellectual Property that is not Third-Person Intellectual Property.

        Company Plan Assumption.    Section 3.4.

        Company Patents.    All Patents owned by or exclusively licensed to the Company.

        Company Shares.    Section 3.2.

        Consent.    Any approval, consent, ratification, permission, waiver or authorization, including any Governmental Authorization.

        Consideration Shares.    Section 4.2(a).

        Consideration Warrants.    Section 4.2(b).

        Consultants.    Section 16.1(b).

        Consultants Liabilities.    Section 4.1(a).

        Contract.    Any written, oral, implied or other agreement, contract, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

        Copyrights.    All copyright rights, and all other literary property and author rights, whether or not registered, and all rights, title and interests in all copyrights, whether or not registered, copyright registrations, certificates of copyright and copyrighted interests throughout the world.

        Current Asset Report.    Section 4.1(b).

        Current Assets.    All cash, balances in bank accounts, marketable securities, accounts receivable, inventory and current prepayments.

        Damages.    Any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee, including any legal fee, expert fee, accounting fee or advisory fee, charge, cost, including any cost of investigation, or expense of any nature. The amount of any Damages shall be determined after deducting therefrom the amount of any insurance proceeds or other third-party recoveries received by an Indemnitee in respect of such Damages. "Damages" shall not include indirect, incidental, consequential, exemplary or punitive damages, including lost profits, even if an Indemnitee has been advised of the possibility of such damages.

        Deferred Revenues.    Deferred revenues calculated in accordance with GAAP.

        DGCL.    Section 1.1.

        Disclosable Governmental Authorization.    Section 7.16.

        Disclosure Schedule.    Section 7.

        Disclosure Statement.    Section 11.11(a).

        Distribution Schedule.    Section 5.1.

        Effective Time.    Section 1.3.

        Employee.    Section 7.18(a).

        Employee Compensation Schedule.    The Employee Compensation Schedule is attached hereto as Exhibit J.

        Employee Liabilities.    Section 4.1(a).

        Employee Release.    Section 12.7(e).

        Encumbrance.    Any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature, including any restriction on the transfer of any Asset, any restriction on the receipt of any income derived from any Asset, any restriction on the use of any Asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Asset.

        Enforceability Limitations.    Section 7.3.

        Entity.    Any corporation, including any non-profit corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company, including any limited liability company or joint stock company, firm or other enterprise, association, organization or entity.

        Environmental Claims.    Any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements or any other Liability arising under any Environmental Law or any Environmental Permit, including (i) any and all claims by Governmental Bodies for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all claims by any third Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.

        Environmental Laws.    Any Federal, state or local law, Legal Requirement, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Closing, and any judicial or administrative interpretation thereof as of the Closing, including any judicial or administrative order, consent decree or judgment, relating to the environment or any Hazardous Substance, including, and as periodically amended, the Comprehensive Environmental Response,

Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. ("RCRA"); the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.

        Environmental Permits.    All permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

        ERISA Affiliate.    Any Person that is, was or could be treated as a single employer with any of the Specified Entities under Section 414 of the Code.

        ERISA.    The Employee Retirement Income Security Act of 1974.

        Escrow.    Section 4.3(a).

        Escrow Agent.    Section 4.3(a).

        Escrow Agreement.    Section 4.3(a).

        Escrow Amount.    Section 4.3(a).

        Exchange Act.    Section 9.4.

        FDA.    Section 7.15(a)

        FDCA.    Section 7.15(a)

        Financial Statements.    Section 7.6.

        Financing Period.    Section 11.13.

        GAAP.    Generally accepted accounting principles, consistently applied, as in effect in the United States.

        GenVec Consideration Shares.    Section 4.2(a).

        Governmental Authorization.    Any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    Any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

        Hazardous Material.    Any: (i) petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde, foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, (ii) chemicals, materials or substances defined as or included in the definition of "hazardous materials," "hazardous wastes," "hazardous substances," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar meaning or import under any applicable Environmental Law.

        HIPAA.    The provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996.

        Immaterial Contract.    Any Company Contract that: (i) was entered into by the Company in the Ordinary Course of Business; (ii) has (A) expired or terminated in accordance with its terms, or (B) a term of less than ninety (90) days or may be terminated by the Company (without penalty) within ninety (90) days after the delivery of a termination notice by the Company to the other party thereto; (iii) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000; and (iv) does not impose any guaranty, indemnity, warranty or similar obligation on the Company.

        Indemnitees.    The following Persons: (a) the Buyer; (b) the Buyer's current and future Affiliates; (c) the Surviving Corporation, (d) the respective Representatives of the Persons referred to in clauses (a), (b) and (c); and (e) the respective successors and assigns of the Persons referred to in clauses (a), (b), (c) and (d).

        Individual Cap.    Section 15.4(a).

        Intellectual Property.    Patents, Trademarks, Copyrights, and any applications for any of the foregoing, moral rights, design rights, rights in engineering information, net lists, schematics, industrial models, trade secrets, inventions, technology, know-how and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, Software, development documentation, programming tools, data, technical information, and tangible or intangible proprietary information or material.

        Intellectual Property Rights.    All rights to any Intellectual Property including claims against third Persons for infringement whether or not heretofore asserted, rights of priority, and any other similar tangible or intangible proprietary rights, including all rights in any other Intellectual Property existing under judicial or statutory law of any country in the world, or under any treaty.

        IRS.    The U.S. Internal Revenue Service.

        Key Employees.    Jonathan Dinsmore and Dr. Nabil Dib.

        Knowledge.    The knowledge, awareness or belief of a Person following that Person's due inquiry with respect to the subject matter of the representation and/or warranty being given. As used herein, "due inquiry" means that the Person has diligently reviewed the Company's books, records and files and have made inquiry of the Board of Directors and significant employees of the Company with respect to the representation and/or warranty being given. The Knowledge of the Company shall mean the actual Knowledge of Jonathan Dinsmore and or Dr. Nabil Dib, after due inquiry.

        Legal Requirement.    Any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        Liability.    Any debt, obligation, duty or liability of any nature, including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be reflected, disclosed or reserved against in a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        Liability Report.    Section 4.1(b).

        M&A Qualified Beneficiaries.    Benefit Plan participants who qualify for continuation coverage under Treasury Regulation Section 54.4980B-9, Q&A-8(b).

        Material Adverse Effect.    Any event, change, condition or other matter that, individually or in the aggregate, has a material adverse effect on the Company, the Business or the Company's or the Buyer's condition (financial or other), Assets, Liabilities, business or operations, or any material impairment of the right or ability of the Company to carry on the Business, taken as a whole excluding for this purpose any event, change, condition or other matter (a) arising out of general economic or political conditions or the financing or capital markets in general; (b) affecting generally the Company's industry or market (provided that such event change, condition or other matter does not have a disproportionate impact on the Company); or (c) arising as a result of the public announcement of this Agreement, the Merger or the performance by the Company of its obligations hereunder.

        Material Contracts.    Section 7.14.

        Merger.    Section 1.1.

        Merger Consideration.    Section 4.2.

        Order.    Any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

        Ordinary Course of Business.    An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a)   such action is recurring in nature, is consistent with the past practices of the Company or is taken in the ordinary course of the normal day-to-day operations of the Company;

          (b)   such action is taken in accordance with sound and prudent business practices; and

          (c)   such action is not required to be authorized by the Stockholders of the Company, the Board of Directors or any committee of the Board of Directors of the Company, and does not require any other separate or special authorization of any nature.

        Patents.    All patent rights and all rights, title and interest in all letters patent or equivalent rights and applications for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership including any reissue, extension, division, continuation or continuation-in-part applications throughout the world.

        Permit.    A permit, license, franchise, certificate of authority or similar instrument issued by a Governmental Agency.

        Person.    Any individual, Entity or Governmental Body.

        Pre-Closing Period.    The period from the date of this Agreement through the Closing.

        Proceeding.    Any action, suit, litigation, arbitration, proceeding, including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding, prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

        Product.    Any product that cannot be developed, manufactured, used or sold without (i) infringing one or more claims under the Company Patents or (ii) otherwise utilizes the Company Intellectual Property.

        Proprietary Information Agreement.    Section 7.18(h).

        Real Property.    Any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Company or any predecessor.

        Registration Rights Agreement.    The Registration Rights Agreement, by and between the Buyer and the holders of Company Shares who will receiver Merger Consideration, which agreement shall provide for certain piggy-back registration rights and shall be in substantially the form of Exhibit G.

        Related Party.    (a) Each individual who is, or who has at any time been, an officer or director of the Company; (b) each member of the family of each of the individuals referred to in clause (a) above; and (c) any Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a material voting, equity or other interest.

        Release.    Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or as otherwise defined in or pursuant to any Environmental Law.

        Representation.    Section 15.1(a).

        Representatives.    Any officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        SEC.    Section 9.4.

        Securities Act.    Section 9.4.

        Services.    Any services offered by or on behalf of the Company to customers for a fee that cannot be performed without using at least one process that (i) infringes one or more claims under the Company Patents or (ii) otherwise utilizes the Company Intellectual Property.

        Software.    Any of the following, whether owned by Company or owned by third Persons and licensed to Company, and used by the Company in the operation of the Business: computer programs, operating systems, applications systems, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other intellectual property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

        Stock Right.    All: (i) outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of the capital stock, other securities or another Stock Right; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable or exercisable for any shares of the capital stock, other securities or another Stock Right; and (iii) Contracts under which a person is or may become obligated to sell or otherwise issue any shares of its capital stock, other securities or another Stock Right.

        Stockholder Agreements.    Section 8.1.

        Stockholder Release.    Section 12.7(e).

        Stockholder Representative.    Section 6.1.

        Stockholders.    The holders of Company Shares and Stock Rights of the Company, as identified on Schedules 7.5(a) and 7.5(b).

        Surviving Corporation.    Section 1.1.

        Tax Return.    Any return, including any information return, report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Tax.    Any tax, including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax, levy, assessment, tariff, impost, imposition, toll, duty, including any customs duty, deficiency or fee, and any related charge or amount, including any fine, penalty or interest, that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

        Third-Person Intellectual Property.    Section 7.13(a)(iii).

        Trademarks.    All trademark and service mark rights and interests throughout the world arising under the common law, state law, federal law and laws of foreign countries and all rights, title and interest in all trademarks, service marks, trade dress, Internet domain names, business names, corporate names and trade names, logos and other source identifiers, and all trademark and service mark applications and registrations and any other applications or registrations for any of the foregoing.

        Transaction Agreements.    The (a) Agreement and Plan of Merger, (b) Escrow Agreement, (c) the Registration Rights Agreement, (d) the Employee Confidential Information, Invention and Non-Competition Agreement, (e) the Employee Release, (f) the Stockholder Release, (g) the Warrant, and (h) the Closing Certificates.

        Transaction Expenses.    Section 17.2.

        Unaudited Interim Balance Sheet.    Section 7.6.

        Use.    The researching, developing, making, having made, running, using, testing, importing, copying, reproducing, distributing, displaying, performing, adapting, modifying, selling, offering for sale, licensing, preparing of derivatives or other use or disposition of the Company Intellectual Property and Intellectual Property Rights thereto in the conduct of the Business as conducted prior to the cessation of the normal Business operations of the Company, which occurred on or about April 30, 2007.

        Welfare Plan.    Any Benefit Plan which is a welfare plan within the meaning of Section 3(l) of ERISA, regardless of whether the plan is covered by ERISA.

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Exhibit 10.101